UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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(Rule 14a-101)
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WEX INC.
(Name of Registrant as Specified In Its Charter)
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WEX INC.
April 24, 2018

Dear Fellow Stockholders,

You are invited to attend the 2018 annual meeting of stockholders of WEX Inc., or the Company. The meeting will be held on Friday, May 11, 2018, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106.

At the meeting we will:

•	elect three directors for three-year terms,

•	conduct an advisory (non-binding) vote on the compensation of our named executive officers,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and

•	consider any other business properly coming before the meeting.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in "street name," that is, held for your account by a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.
On behalf of the Board of Directors and the employees of WEX Inc., we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Melissa D. Smith
PRESIDENT AND CHIEF EXECUTIVE OFFICER

WEX INC.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
April 24, 2018
The 2018 annual meeting of stockholders of WEX Inc. will be held on Friday, May 11, 2018, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106. At the meeting we will:

•	elect three directors for three-year terms,

•	conduct an advisory (non-binding) vote on the compensation of our named executive officers,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2018:

The proxy statement and annual report to stockholders are available on our investor relations webpage at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Stockholders who owned shares of our common stock at the close of business on March 13, 2018 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. Stockholders that owned stock in “street name” as of such date must present proof of beneficial ownership to attend the meeting and must obtain a legal proxy from their bank, broker or other nominee to vote at the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
CHIEF LEGAL OFFICER

This proxy statement describes the proposals on which you may vote as a stockholder of WEX Inc. It contains important information to consider when voting.
The Company’s Board of Directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 24, 2018.
Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES
Stockholders who owned the Company’s common stock at the close of business on March 13, 2018, the record date, may attend and vote at the annual meeting of stockholders, or the Annual Meeting. Each share is entitled to one vote. There were 42,933,142 shares of common stock outstanding on the record date.
How do I vote?

•	You may vote by mail if you hold your shares in your own name
You do this by completing, signing and dating your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting
We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in “street name,” you must request a proxy from your bank, broker or other nominee in order to vote at the meeting. Holding shares in street name means you hold them through a bank, broker or other nominee, and as a result, the shares are not held in your individual name but through someone else.
If you hold your shares in "street name," you should follow the instructions provided by your bank, broker or other nominee, which may include instructions regarding your ability to vote by telephone or through the Internet.
How do I vote my shares held in the WEX Inc. Employee Savings Plan?
If you participate in our WEX Inc. Employee Savings Plan, commonly referred to as the "401(k) Plan," shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted by the trustee in accordance with your instructions, if they are received before 8:00 AM Eastern Time on May 9, 2018. Otherwise, if you do not provide instruction by such date, the share equivalents credited to your account will not be voted by the trustee.
Please refer to the "Information about Voting Procedures" section.

GOVERNANCE

The Corporate Governance Committee of the Board of Directors of WEX Inc. is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending to the Board the persons to be nominated for election as directors at the annual meeting of stockholders in accordance with the Corporate Governance Guidelines, the policies and principles in the Corporate Governance Committee charter and the applicable criteria adopted by the Board. In 2018, there are three Class I directors up for election at the Annual Meeting. George L. McTavish, Jack VanWoerkom, John E. Bachman and Regina O. Sommer currently serve as Class I directors. However, Mr. McTavish will retire at the end of his term and is not standing for reelection at the Annual Meeting. Following the Annual Meeting, the size of the Board will be reduced to nine members.

ITEM 1.	ELECTION OF DIRECTORS
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring.
Our nominees for director this year are:

•	John E. Bachman

•	Regina O. Sommer

•	Jack VanWoerkom
Each nominee is presently a director of the Company and has consented to serve a new three-year term.
We recommend a vote FOR these nominees.

THE BOARD OF DIRECTORS
BOARD LEADERSHIP
Our Board is led by our Chairman, Mr. Dubyak. As Chairman he leads all meetings of the Board at which he is present, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed by the Board.
In addition to our Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs meetings of the independent directors in executive session and chairs any meetings at which the Chairman is not present. In addition, he facilitates communications between other members of the Board and the Chairman as needed. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors. Our Board decided to separate the roles of the Chairman and Chief Executive Officer because it believes that leadership structure presently offers the following benefits:
•Enhances our Board's objective evaluation of our Chief Executive Officer
•Frees the Chief Executive Officer to focus on the Company's operations instead of Board administration
•Provides a liaison on our Board with a depth of knowledge about the Company
•Provides greater opportunities for communication between stockholders and our Board
THE BOARD’S ROLE IN RISK OVERSIGHT
Our Board oversees our risk management processes directly, and through a risk management program overseen by both: (i) the Company’s Chief Legal Officer, who reports directly to the Chief Executive Officer; and, (ii) our Vice President, Compliance and Enterprise Risk Management, who reports to the Company’s Chief Legal Officer. Risks are identified and prioritized by our management, and a report of those risks is presented to the full Board. In general, our Board oversees risk management activities relating to business strategy, operations and financial and legal risks; our Audit Committee oversees the process by which various enterprise risks are managed and reported to the Board, as well as activities related to financial controls and legal and corporate compliance; and, our Compensation Committee oversees risks related to our compensation programs. In connection with the oversight of cybersecurity risk, our Audit Committee receives regular reports from our Chief Information Security Officer, who presents a threat matrix and overall analysis of our cyber-health, as well as any recent threat activity. Oversight of particular risks may also be delegated to other committees of the Board, such as the Technology Committee and the Finance Committee, as appropriate, based upon the nature of any particular risk. Our appointment of both: (i) a Chairman and (ii) Vice Chairman and Lead Director allows for an efficient delegation of responsibilities for risk oversight amongst those two individuals as well as the use of an independent Vice Chairman and Lead Director to manage risks as needed.

SUCCESSION PLANNING
The Board, with support from its committees as needed, regularly reviews short and long-term succession plans for the Chief Executive Officer and for other senior management positions. In assessing possible CEO candidates, the independent Directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s global business strategies, opportunities and challenges. The Board also ensures that Directors have substantial opportunities over the course of the year to engage with possible succession candidates.

MEMBERS OF THE BOARD OF DIRECTORS

The Corporate Governance Committee seeks directors with the following types of experience:

Finance, accounting, or reporting experience.
Directors with an understanding of finance and financial reporting processes are valued on our Board because of the importance we place on accurate financial reporting and robust financial controls and compliance. We also seek to have a number of directors who qualify as audit committee financial experts.

Global or international business experience.
Because our Company is a global organization, directors with broad international exposure provide useful business and cultural perspectives. We seek directors who have had relevant experience with multinational companies or in international markets.

Legal or regulatory experience.
Directors who have had legal or regulatory experience provide insights into addressing significant legal and public policy issues, particularly in areas related to our Company’s business and operations. Because our company’s business requires compliance with a variety of regulatory requirements across a number of countries, our Board values directors with relevant legal or regulatory experience.

Leadership experience.
We believe that directors who have held significant leadership positions over an extended period, especially CEO positions, provide the Company with unique insights. These people generally possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Business development and M&A experience. Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in analyzing the “fit” of a proposed acquisition with a Company’s strategy, the valuation of transactions, and assessing management’s plans for integration with existing operations.

Technology experience.
As a technology company and leading innovator, we seek directors with backgrounds in technology because our success depends on developing, investing in and protecting new technologies and ideas. We also target directors who can help guide the Company in advancing our strategy into new payment industries.

Marketing or public relations experience.
Directors who have had relevant experience in marketing, brand management, and public relations, especially on a global basis, provide important insights to our Board.
Industry experience. We seek directors with experience in the payments industry generally and fleet, travel and healthcare payments specifically.

Regina O. Sommer	Age 60 Class I Director Since 2005 Term Expires 2018
Since March 2005, Ms. Sommer has been a financial and business consultant. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime
Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers. Ms. Sommer served on the Board of SoundBite Communications, Inc., from 2006 until May 2012, where she was the chair of the Audit Committee and a member of the Compensation Committee. In addition, she sat on the Board of Insulet Corporation from January 2008 to August 2017, a publicly held provider of an insulin infusion system for people with insulin dependent diabetes. She also served on Insulet’s Audit Committee and Nominating and Governance Committee. Ms. Sommer also sat on the Board of ING Direct from January 2008 until February 2012, and served as a member of the Audit, Risk Oversight and Investment and the Governance and Conduct Review Committees.

The Board concluded that Ms. Sommer is well suited to serve as a director of the Company because of her past leadership experience as the Chief Financial Officer of two publicly-traded companies. In addition, she brings significant financial expertise across a broad range of industries relevant to the Company’s business, including banking, software development and auditing. She also adds value from her experience in business development.

Jack VanWoerkom	Age 64 Class I Director Since 2005 Term Expires 2018
Mr. VanWoerkom has been the General Counsel and Chief Compliance Officer of Porchlight Equity (formerly Highland Consumer Fund), a private equity firm specializing in lower middle market companies, since January 2017. Before serving as General Counsel and Chief Compliance Officer, Mr. VanWoerkom served as an Operating Partner at Porchlight Equity from June 2015 until January 2017. From June 2011 until June 2015, Mr. VanWoerkom was retired. From June 2007 until June 2011, Mr. VanWoerkom was employed by The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary. Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2004 to June 2007. From March 1999 to March 2004, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples.

The Board concluded that, due to his experience as a general counsel and an executive officer of several companies, Mr. VanWoerkom is well suited to serve as a director of the Company. Specifically, his experience with legal, regulatory, corporate governance and corporate transactions, including mergers and acquisitions, provides a valuable point of view on the Board. Mr. VanWoerkom brings an international perspective to the Board owing to his experience with managing global suppliers and international operations.

John E. Bachman	Age 62 Class I Director Since 2016 Term Expires 2018
Prior to his retirement, Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”), a firm that focuses on audit, assurance, tax and consulting services from 1989 to 2015. At PwC, Mr. Bachman served as the Operations Leader of the firm’s U.S. Assurance Practice from July 2007 to November 2013 with full operational and financial responsibility for this $4 billion line of business, which included the firm’s audit and risk management practices. Prior to this operational role, Mr. Bachman served for three years as the firm’s Strategy Leader where he was responsible for strategic planning across business units, geographies and industries. Mr. Bachman also served as an audit partner for companies in the industrial manufacturing, financial services, publishing, healthcare and other industries. Mr. Bachman sits on the Board of The Children’s Place, Inc., a children’s specialty apparel retailer. Mr. Bachman received an MBA from the Harvard University Graduate Business School and a bachelor’s degree from Bucknell University.

The Board concluded that Mr. Bachman is well suited to serve as a director of the Company because of his extensive background in auditing, as well as his strategy and operations experience with C-level executives, which will benefit WEX’s vision of global expansion now and in the future.

Shikhar Ghosh	Age 60 Class II Director Since 2005 Term Expires 2019
Mr. Ghosh is a Professor of Management Practice at the Harvard Business School. He has been on the faculty since August 2008. Mr. Ghosh is also currently on the Board of Decision Resources Group, a leading provider of information services to the healthcare industry and Evidence Action, a non-profit organization that provides health services to over 200 million children across multiple countries. From June 2006 until December 2007, Mr. Ghosh was the Chief Executive Officer of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the Chief Executive Officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

The Board concluded that Mr. Ghosh is well suited to serve as a director of the Company because of his experience with various technology related ventures and record of founding companies that have operated in emerging technology markets. Mr. Ghosh's qualifications to serve on the Board include his academic experience and executive management, business development and leadership experience, as the Chairman and CEO of various companies.

James Neary	Age 53 Class II Director Since 2016 Term Expires 2019
Mr. Neary is a managing director of Warburg Pincus, a private equity firm, which he joined in 2000. Mr. Neary has served as co-head of the Industrial & Business Services team since June 2013 and is also a member of the firm’s executive management group. From 2010 to June 2013, Mr. Neary led the firm’s late-stage efforts in the technology and business services sectors in the U.S. Prior to that, from 2004 to 2010, he was co-head of the technology, media and telecommunications investment efforts in the U.S. From 2000 to 2004, Mr. Neary led the firm’s Capital Markets activities. Before joining Warburg Pincus, he was a managing director at Chase Securities, an investment advisory firm. Mr. Neary has been the Chairman of Endurance International Group, a web presence solutions company, since December 2011 and Hygiena, a manufacturer of food safety devices, since August 2016. He is also a director of several private companies and a trustee of The Mount Sinai Health Systems. Mr. Neary has previously served on the Boards of Fidelity National Information Services, Inc., a bank technology processing company, from October 2009 to October 2013, Coyote Logistics, a truck brokerage business now owned by UPS, from November 2007 to September 2015 and Interactive Data Corporation, a firm providing financial market data and analytics and now owned by Intercontinental Exchange, from July 2010 to December 2015.

The Board concluded that Mr. Neary is qualified to serve as a director of the Company due to his extensive knowledge of the payments industry, strategy and business development and his wide-ranging experience as a director and as chairman of other companies and his perspective as the representative of a substantial shareholder.

Kirk P. Pond	Age 73 Class II Director Since 2005 Term Expires 2019
From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent, international semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and retired from its Board in May 2007. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Texas Instruments, a global semiconductor design & manufacturing company, and Timex Corporation, a watch and jewelry manufacturing company, and is a former director of the Federal Reserve Bank of Boston. Mr. Pond has been a Director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries, since 2007, where he serves on the human resources and compensation committee and the finance committee. Mr. Pond has also been a Director of Sensata Technologies Holding N.V., a sensor and electrical protection device manufacturer, since March 2011 and serves on the nominating and governance committee and is the chair of the compensation committee.

The Board concluded that Mr. Pond is well suited to serve as a Director of the Company because of his experience directing a large, publicly traded company with international operations and experience with the technology industry. The Board benefits from Mr. Pond’s number of years of leadership and global experience and expertise in corporate strategy and restructuring and from his organizational acumen. In addition, Mr. Pond provides considerable operational, strategic planning and leadership experience to the Board.

Melissa D. Smith	Age 49 Class II Director since 2014 Term expires 2019
Ms. Smith assumed the role of Chief Executive Officer of WEX and a seat on the Board in January 2014. She has served as the Company’s President since May 2013. Previously, Ms. Smith served as President, The Americas, from April 2011 to April 2013 and as the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. From September 2001 through November 2007, Ms. Smith served as Senior Vice President, Finance and Chief Financial Officer. From May 1997 to August 2001, Ms. Smith held various positions of increasing responsibility with the Company. Ms. Smith began her career at Ernst & Young.

The Board concluded that Ms. Smith is well suited to serve as a Director of the Company because of her experience with the Company in various positions with increasing responsibilities across all facets of the Company. The Board benefits from the leadership skills, financial expertise and business development expertise of Ms. Smith. Ms. Smith has over 20 years of experience with the Company.

Michael E. Dubyak	Age 67 Class III Director Since 2005 Term Expires 2020
Mr. Dubyak has served as the Chairman of the Board since May 2008. Mr. Dubyak also served as the Executive Chairman from January 2014 to December 2014 and our Chief Executive Officer from August 1998 until January 2014. He also served as the President from August 1998 until May 2013. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. Before that, from January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the business-to-business payments, payment processing, information management services and vehicle fleet and fuel industries.

The Board concluded that Mr. Dubyak is well suited to serve as a director of the Company because of his long experience with the Company and knowledge of the fleet card and payment processing industries. Mr. Dubyak has served in various leadership roles with the Company and held senior positions in marketing, marketing services, sales and business development. He has been associated with the Company for over 31 years.

Rowland T. Moriarty	Age 71 Class III Director Since 2005 Term Expires 2020
Dr. Moriarty served as the non-executive Chairman of the Board of Directors of WEX Inc. from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been the President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School and served on the Board of Staples, Inc., an office products company, from 1986 until June 2016. Dr. Moriarty currently serves on the Boards of CRA International, Inc., an economic, financial and management consulting services firm, as Chairman, and Virtusa Corporation, a global information technology services company, since 1986 and 2006, respectively.

The Board concluded that Dr. Moriarty is well suited to serve as a Director of the Company because of his experience across a broad spectrum of industries gained as the Chairman of CRA International, Inc., as well as his experience as a member of the Board of Directors of other publicly-traded companies. He also adds value to the Board from his in-depth industry experience, diversification, merger and acquisition experience and financial expertise.

George L. McTavish also currently serves as Class I Director. However, Mr. McTavish will retire at the end of his term and is not standing for reelection at the Annual Meeting. Following the Annual Meeting, the size of the Board will be reduced to nine members.

NUMBER OF DIRECTORS AND TERMS
Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that our Board shall consist of such number of directors as from time to time is fixed exclusively by resolution of the Board. Currently, the Board has fixed the size of the Board at ten directors, who serve staggered terms as follows:

•
each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

Following the Annual Meeting, the size of the Board will be reduced to nine members.

BOARD AND COMMITTEE MEETINGS
The Board held 6 meetings in 2017. Each of our directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the Board committees, held during the period for which he or she was a director or served on a committee in 2017. Our independent directors meet in executive session in at least one regularly scheduled in-person Board meeting each year. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors attended the 2017 annual meeting of stockholders.
Our Board has created the following committees. The charters for each of the committees can be obtained at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-govhighlights

NAME OF COMMITTEE AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	NUMBER OF MEETINGS IN 2017
Audit
Regina O. Sommer (Chair) John E. Bachman George L. McTavish Kirk Pond
The Audit Committee must be comprised of at least three independent directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements and internal control over financial reporting and monitors the Company's enterprise risk management and cybersecurity program. All members of the Audit Committee are independent under the applicable rules of the New York Stock Exchange, or the NYSE, and the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an "audit committee financial expert" as defined by the rules of the SEC. Our Board has determined that Mr. Bachman and Ms. Sommer qualify as "audit committee financial experts."
		12
Compensation
Jack VanWoerkom (Chair) Shikhar Ghosh James Neary	The Compensation Committee must be comprised of at least two independent directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the applicable rules of the NYSE.	6
Corporate Governance
Rowland T. Moriarty (Chair) John E. Bachman Jack VanWoerkom	The Corporate Governance Committee is comprised of such number of independent directors as our Board shall determine. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates, overseeing succession planning for the CEO and other executive officers and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the applicable rules of the NYSE.	4

Finance Committee
George L. McTavish (Chair) Michael E. Dubyak Rowland T. Moriarty James Neary	The Finance Committee is comprised of such number of directors as our Board shall determine. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures. The Finance Committee also oversees the Company’s debt or equity financings, credit arrangements, investments, capital structure and capital policies.	12

Technology Committee
Shikhar Ghosh (Chair) Michael E. Dubyak Kirk Pond Regina O. Sommer	The Technology Committee is comprised of such number of directors as our Board shall determine. The Technology Committee's responsibilities include assisting the Board and Audit Committee in their oversight of the Company’s management of risks regarding technology, data security, disaster recovery, and business continuity. In addition, the Technology Committee focuses on strategy relating to hardware, software, personnel, architecture, organizational structure, management, resource allocation, innovation, and research and development.	4

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee (the members of which are listed in the table in the "Board and Committee Meetings" section of this Proxy statement) is or was one of our or our subsidiaries’ former officers or employees. During 2017, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION

The Company's Non-Employee Directors Compensation Plan is designed to achieve the following objectives:

•	Attract and engage directors

•	Compensate our directors for the investment of time they make to support the Company

•	Align director compensation with stockholder interests

•	Have a compensation structure that is simple, transparent and easy for stockholders to understand
Annual Cash Retainers
The Company pays each non-employee Board member the following annual cash retainer(s) based upon his or her service on the Board and/or a Board committee. Such payments are made in four equal quarterly amounts. Following a review of peer company market data (the same peer companies used to benchmark executive compensation), the fee schedule and equity retainers was revised effective October 1, 2017, as shown below, to be competitive with median payments at peer companies.

	Annual Fee Schedule
	Beginning Q4 2017	Effective Q1 - Q3 2017
Annual Chair Cash Retainer	$120,000	$87,500
Annual Lead Director Cash Retainer	$85,000	$65,000
Annual Director Cash Retainer (other than Chairman and Lead Director)	$70,000	$50,000
Audit Committee Chair Cash Retainer	$30,000	$30,000
Compensation Committee Chair Cash Retainer	$20,000	$20,000
Finance Committee Chair Cash Retainer	$20,000	$20,000
Corporate Governance Committee Chair Cash Retainer	$15,000	$15,000
Technology Committee Chair Cash Retainer	$20,000	$20,000
Audit Committee Member Cash Retainer (other than Committee Chair)	$15,000	$15,000
Compensation Committee Member Cash Retainer (other than Committee Chair)	$10,000	$10,000
Finance Committee Member Cash Retainer (other than Committee Chair)	$10,000	$10,000
Corporate Governance Committee Member Cash Retainer (other than Committee Chair)	$7,500	$7,500
Technology Committee Member Cash Retained (other than Committee Chair)	$10,000	$10,000
To the extent a director is appointed at a time other than the annual stockholders' meeting, any annual cash retainer is prorated. Employees who serve as directors are not separately compensated for their service on our Board.
Equity Retainers

In 2017, all non-employee directors were granted a number of restricted stock units, or RSUs, worth the equivalent of approximately $110,000 at the time of the annual stockholders’ meeting at the then current stock price. The Lead Director was granted additional RSUs worth the equivalent of approximately $15,000 and the Chairman was granted additional RSUs worth the equivalent of approximately $37,500 at the time of the annual stockholders’ meeting at the then current stock price. These RSUs vest on the first anniversary of the date of grant.

In 2018, all non-employee directors will be granted a number of RSUs, worth the equivalent of approximately $135,000 at the time of the annual stockholders’ meeting at the then current stock price. The Lead Director will be granted additional RSUs worth the equivalent of approximately $15,000 and the Chairman will be granted additional RSUs worth the equivalent of approximately $50,000 at the time of the annual stockholders’ meeting at the then current stock price. These RSUs will vest on the first anniversary of the date of grant.
New Director Equity Grants
All new directors are granted a number of RSUs, worth the equivalent of $50,000 at the then current stock price. Such RSUs are granted at the next annual stockholders meetings after the appointment of the director, and vest on the first anniversary of the date of grant. Accordingly, Messrs. Bachman and Neary were granted RSUs worth $50,000 on May 12, 2017.

2017 Director Compensation

Our non-employee directors received the aggregate amount of compensation in the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John E. Bachman	$67,813	$159,848	$227,661
Michael E. Dubyak	$97,500	$147,444	$244,944
Shikhar Ghosh	$80,000	$109,933	$189,933
George L. McTavish	$85,000	$109,933	$194,933
Rowland T. Moriarty	$80,000	$124,937	$204,937
James Neary	$70,000	$159,848	$229,848
Kirk P. Pond	$70,000	$109,933	$179,933
Regina O. Sommer	$90,000	$109,933	$199,933
Jack VanWoerkom	$77,500	$109,933	$187,433

(1)
This column is the fair value of stock awards granted on May 12, 2017. The fair value of these awards is determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)
Topic 718 based on the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted. The aggregate number of RSUs outstanding for each non-employee director as of December 31, 2017 is as follows: Mr. Bachman — 1,598; Mr. Dubyak — 1,474; Mr. Ghosh — 1,099; Mr. McTavish — 1,099; Dr. Moriarty — 1,249; Mr. Neary — 1,598; Mr. Pond — 1,099; Ms. Sommer — 1,099; and Mr. VanWoerkom — 1,099.

Fee Deferral
Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the Director 200 days following cessation of Board service.
Expense Reimbursement
Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES
The Compensation Committee has established equity ownership guidelines for all non-employee directors. "Equity" for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all Directors are expected to own equity equal in value to at least three times each Director’s annual Director cash retainer or lead director cash retainer. The Director's compliance with these guidelines is assessed by the Compensation Committee annually on July 31, which is the "Determination Date" for purposes of these guidelines. New directors have three years following their initial Determination Date, to achieve this level of ownership. As of July 31, 2017, all of our non-employee directors then serving, other than Messrs. Bachman and Neary, who joined the Board on September 22, 2016 and July 1, 2016 respectively, exceeded the holding levels in the guidelines. Under our guidelines, Messrs. Bachman and Neary have three years from their initial Determination Date to accumulate sufficient equity to gain compliance with the equity ownership guidelines.

PRINCIPAL STOCKHOLDERS
This table shows common stock that is beneficially owned by our directors, our named executive officers, our current directors and executive officers as a group and all persons known to us to own 5 percent or more of the Company's outstanding common stock, as of March 30, 2018. The percent of outstanding shares reported below is based on 43,076,438 shares outstanding on March 30, 2018.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned (2)	Right To Acquire(3)	Total Securities Beneficially Owned (3)	Percent of Outstanding Shares
Principal Stockholders:
Wellington Management Group, LLP(4)	4,117,015	—	4,117,015	9.6%
280 Congress Street
Boston, MA 02210
Janus Henderson Group plc(5)	4,037,771	—	4,037,771	9.4%
151 Detroit Street
Denver, Colorado 80206
JP Morgan Chase & Co.(6)	3,692,604		3,692,604	8.6%
270 Park Avenue
New York, NY 10017
The Vanguard Group, Inc.(7)	3,515,243	—	3,515,243	8.1%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.(8)	3,266,378	—	3,266,378	7.6%
55 East 52nd Street
New York NY 10022
Eaton Vance Management(9)	3,187,159		3,187,159	7.4%
2 International Place
Boston, MA 02110
Executive Officers and Directors:
Melissa D. Smith	77,544	—	77,544	*
Roberto Simon(10)	14,097	—	14,097	*
Kenneth Janosick	18,936	—	18,936	*
Scott Phillips(11)	33,912	—	33,912	*
Jeffrey Young	6,762	—	6,762	*
John E. Bachman	—	1,598	1,598	*
Michael E. Dubyak(12)	64,929	1,474	66,403	*
Shikhar Ghosh	3,712	1,099	4,811	*
George L. McTavish	11,284	1,099	12,383	*
Rowland T. Moriarty(13)	60,643	1,249	61,892	*
James Neary	—	1,598	1,598	*
Kirk P. Pond(14)	29,333	1,099	30,432	*
Regina O. Sommer	6,346	1,099	7,445	*
Jack VanWoerkom	4,376	1,099	5,475	*
Directors and Executive Officers as a Group (19 Persons) (15)	362,184	11,414	1,970,000	*

*	Less than 1%
(1)	Unless otherwise noted, the business address for the individual is care of WEX Inc., 97 Darling Avenue, South Portland, ME 04106.
(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or through the vesting of restricted stock units. This table does not include the following number of shares which will be acquired by our non-employee directors 200 days after their separation from our Board: 37,241 shares by Mr. Ghosh; 22,839 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 8,641 shares by Mr. Pond; 6,564 shares by Ms. Sommer, and 6,606 shares by Mr. VanWoerkom.

(3)
Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 29, 2018. Excludes shares that may not be acquired until on or after May 30, 2018.

(4)
This information was reported on a Schedule 13G/A filed with the SEC on February 8, 2018. Each of Wellington Management Group, LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power with respect to 3,576,530 shares and shared dispositive power with respect to 4,117,015 shares. Wellington Management Company LLP has shared voting power with respect to 3,372,659 shares and shared dispositive power with respect to 3,831,266 shares. The securities reported are owned of record by clients of one or more investment advisors directly or indirectly owned by Wellington Management Group LLP (the “Investment Advisors”), including: Wellington Management Company LLP , Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The percentage reported in the table above is based on the assumption that Wellington Management Group LLP has beneficial ownership of 4,117,015 shares of common stock on March 30, 2018.

(5)
This information was reported on a Schedule 13G/A filed by Janus Henderson Group plc ("Janus Henderson") with the SEC on February 12, 2018. The Schedule 13G/A reported that Janus Henderson has shared voting power and shared dispositive power over 4,037,771 shares. The percentage reported is based on the assumption that Janus Henderson has beneficial ownership of 4,037,771 shares of common stock on March 30, 2018.

(6)
This information was reported on a Schedule 13G filed by JP Morgan Chase & Co. ("JP Morgan") with the SEC on January 11, 2018. The Schedule 13G reported that JP Morgan has sole voting power over 3,214,566 shares, shared voting power over 1,500 shares, sole dispositive power over 3,659,064 shares and shared dispositive power over 26,891 shares. The percentage reported is based on the assumption that JP Morgan has beneficial ownership of 3,692,604 shares of common stock on March 30, 2018.

(7)
This information was reported on a Schedule 13G filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 9, 2018. The Schedule 13G reported that Vanguard has sole voting power over 21,950 shares, shared voting power over 4,990 shares, sole dispositive power over 3,491,509 shares and shared dispositive power over 23,734 shares. The percentage reported is based on the assumption that Vanguard has beneficial ownership of 3,515,243 shares of common stock on March 30, 2018.

(8)
This information was reported on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on January 23, 2018. The Schedule 13G/A reported that BlackRock has sole voting power over 3,127,249 shares and has sole power to dispose 3,266,378 shares. The percentage reported is based on the assumption that BlackRock had beneficial ownership of 3,266,378 shares of common stock on March 30, 2018.

(9)
This information was reported on a Schedule 13G filed by Eaton Vance Management ("Eaton Vance") with the SEC on February 14, 2018. The Schedule 13G reported that Eaton Vance has sole voting power over and sole dispositive power over 3,187,159 shares. The percentage reported is based on the assumption that Eaton Vance has beneficial ownership of 3,187,159 shares of common stock on March 30, 2018.

(10)	Includes 39 shares held indirectly in the under the WEX Inc. 401(k) Plan. Mr. Simon disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.
(11)
Includes 7,986 shares held indirectly through a trust for the benefit of Mr. Phillips, 4,149 shares held indirectly through a Grantor Retained Annuity Trust ("GRAT") for the benefit of the reporting person, 4,149 shares held indirectly through a GRAT for the benefit of the reporting person's spouse and 7,987 held indirectly by a trust for the benefit of the reporting person's spouse. Mr. Phillips disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.

(12)	Includes 11,514 shares held indirectly under a GRAT. Mr. Dubyak disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.
(13)
Includes 19,000 shares held indirectly through Rubex, LLC, 15,600 shares held indirectly through the Moriarty Family Charitable Trust and 21,978 held indirectly by Rowgra, LLC. Dr. Moriarty is the Chief Investment Officer of Rubex, LLC and disclaims beneficial ownership of the shares held by Rubex, LLC except to the extent of his pecuniary interest in them. Dr. Moriarty disclaims beneficial ownership of the shares of Moriarty Family Charitable Trust shares except to the extent of his pecuniary interest in them. Dr. Moriarty is the Managing Manager and Distribution Manager of Rowgra LLC and disclaims beneficial ownership of the shares held by Rowgra LLC except to the extent of his pecuniary interest in them.

(14)
Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(15)	In addition to the named executive officers and directors named in this table, five other executive officers were members of this group as of March 30, 2018.

DIRECTOR INDEPENDENCE
We have considered the independence of each member of the Board. To assist us in our determination, we reviewed the NYSE independence requirements and our general guidelines for independence, which are part of our corporate governance guidelines.
To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company's indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, that receives contributions from the Company, provided that the Company's discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company's stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.
Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: John E. Bachman, Shikhar Ghosh, George L. McTavish, Rowland T. Moriarty, James Neary, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom. In assessing the independence of Mr. VanWoerkom, the Board considered the former employment relationship of an immediate family member of Mr. VanWoerkom who is not an executive officer and received annual compensation of less than $120,000. In assessing the independence of Mr. Neary, the Board considered his relationship with Warburg Pincus, a former significant stockholder.
In addition, each of the members of the Corporate Governance Committee, Audit Committee and the Compensation Committee are independent, as determined by the Board in accordance with its guidelines and the listing standards of the NYSE. We have also determined that the members of the Audit Committee satisfy the independence requirements contemplated by Rule 10A-3 under the Exchange Act, and that the members of the Compensation Committee satisfy the independence requirements contemplated by Rule 10C-1 under the Exchange Act.
DIRECTOR NOMINATIONS AND RECOMMENDATIONS
The Corporate Governance Committee responsibilities include recommending candidates for nomination to the Board. The Corporate Governance Committee has recommended Messrs. Bachman and VanWoerkom and Ms. Sommer (with Messrs. Bachman and VanWoerkom abstaining from the vote regarding their own nominations) for re-election at the 2018 Annual Meeting. Mr. VanWoerkom and Ms. Sommer have served as members of our Board since February 2005 and Mr. Bachman has served as a member of the Board since September 2016. In identifying potential directors, the Corporate Governance Committee may: retain a search firm; consider their professional networks; evaluate highly-regarded leaders in industry and academia; or, entertain suggestions from stockholders or other business organizations, among other ways suitable for identifying potential directors.
The Corporate Governance Committee will consider candidates nominated or recommended by stockholders as potential director nominees in the same manner as candidates identified by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the “Information About Voting Procedures” section of this proxy statement in the answer to the question entitled "How do I submit a stockholder proposal or director nominee for next year's annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?"
To be timely, a stockholder's notice to the Secretary of a director nominee for next year's annual meeting must be delivered to or mailed and received no earlier than January 11, 2019 nor later than February 10, 2019. However, in the event that the annual meeting is called for a date that is not within 25 days before or after May 11, 2019, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
Director Qualifications
The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee's charter, each of which is available on our website. The Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

Our Corporate Governance Committee does not have a policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. Our Board currently is comprised of ten directors, two of whom are women and another of whom is South Asian. The Corporate Governance Committee intends to be mindful of diversity, with respect to gender, race and national origin, in connection with future nominations of directors not presently serving on the Board. In addition, our Corporate Governance Committee’s charter provides that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
Application of Criteria to Existing Directors
The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. The Corporate Governance Committee uses its best judgment and discretion in applying the criteria to the existing directors keeping in mind the interest of the Company.
In addition, the Corporate Governance Committee considers the existing directors' performance on the Board and any committee, including consideration of the extent to which the directors undertook continuing director education.
The backgrounds and qualifications of the directors considered as a group provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company's determination that each director is well suited to serve on the Board is specified with his or her respective biographical entry under the "Members of the Board of Directors" section of this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board believes that the Chief Executive Officer and her designees, as well as the Chairman of the Board and Vice Chairman and Lead Director, speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives or the Board.
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.
If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:
    Independent Director Communication
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
You should include your name and address in the written communication and indicate whether you are a stockholder.
Governance Disclosures on Our Website
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at www.wexinc.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

•	the identity of the Lead Director at meetings of independent directors;

•	the method for interested parties to communicate directly with the Lead Director or with the independent directors as a group;

•
the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

COMPENSATION

EXECUTIVE OFFICERS
Non-Director Members of the Executive Team

David Cooper Age 51 Chief Technology Officer
David Cooper joined WEX in December 2016 as our Senior Vice President and Chief Technology Officer. Prior to joining WEX, he held several senior technology positions, including head of global operations at GlobeOne, a financial services company, from June to December 2016, CTO at Advisor Software from November 2015 until June 2016, SVP of technology at Green Dot, a retail banking company, from March 2015 to November 2015, CTO and SVP of product development at both Fiserv, an information technology and services company, from September 2011 to February 2014 and CashEdge, a leading provider of Intelligent Money Movement from June 2005 to September 2011.

Joel A. Dearborn Age 39 President, Corporate Payments
Joel Dearborn joined WEX in January 2016 as Vice President, Strategy and brings over 15 years of experience of driving strategic growth, marketing and operational performance improvement. Mr. Dearborn served as Vice President, Strategy from January 2016 until December 2017. Since December 2017, Mr. Dearborn has served as WEX's President for corporate payments, and is responsible for WEX’s virtual card and other payments solutions. Prior to joining WEX, he was a principal at McKinsey & Company, a management consulting firm, from January 2008 to January 2016, where he helped private and public organizations set their strategic direction, including technology deployment and process redesign to support long-term growth.

Kenneth W. Janosick Age 56 Chief Portfolio Risk & Operations Officer
Kenneth Janosick has served as the Chief Portfolio Risk and Operations Officer overseeing WEX Bank, fraud, credit risk and other areas of potential enterprise-wide risk since December 2017. Prior to that he served as Senior Vice President and General Manager, Global Fleet Direct from January 2014 to December 2017. He also served as the Senior Vice President, Small Business Solutions from December 2010 to December 2013. He joined WEX as Vice President, Product and Marketing in January 2009 and served in that role until December 2010. Before that, Mr. Janosick was a First Vice President at JP Morgan Chase bank from November 2006 until November 2009 with responsibility for Relationship Banking and Investments and the Small Business Division.

Nicola S. Morris Age 52 Chief Corporate Development Officer
Nicola Morris has served as the Chief Corporate Development Officer since December 2017. Prior to that she served as the Senior Vice President, Corporate Development from February 2014 to December 2017. She is responsible for managing corporate development and strategic planning, directing corporate marketing, and overseeing early stage product development.  Prior to joining WEX, she worked for Verizon Communications, a global communications and technology company, from January 2006 through January 2014, where she served as the Vice President, Global Corporate Strategy from November 2011 to January 2014. Prior to that role, she held the positions of Vice President and Chief Marketing Officer from October 2010 to November 2011 and also that of Vice President, Strategy and Business Development, both with the Verizon Business unit from January 2006 to October 2010. Before Verizon, she held positions with MCI, Incorporated and Digex, Incorporated.

Scott Phillips Age 48 President, Global Fleet
Scott Phillips has served as the President, Global Fleet, since December 2017. He joined the Company as Senior Vice President and General Manager, Electronic Funds Source ("EFS") on July 1, 2016, when the Company acquired EFS to expand its large and mid-sized over-the-road ("OTR") and corporate payments business. Mr. Phillips had been the President and CEO of EFS since September 2011, responsible for over-the-road, or OTR, fleet activities along with the EFS Corporate Payments business. Prior to joining EFS, he was Executive Vice President and General Manager of the Corporate Payments Divisions at Comdata Corporation, a payment processor and issuer of fleet fuel cards.

Hilary A. Rapkin Age 51 Chief Legal Officer
Hilary Rapkin has served as our Chief Legal Officer since December 2017. Prior to that she served as the Senior Vice President, General Counsel and Corporate Secretary since February 2005. She also served, as the Head of Human Resources from February 2013 until February 2018. From January 1996 to February 2005, Ms. Rapkin held various positions of increasing responsibilities with the Company. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, the Society for Human Resources and Management and the New England Legal Foundation.

Roberto Simon Age 43 Chief Financial Officer
Roberto Simon joined WEX as the Chief Financial Officer in February 2016. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant / deodorants and beauty care products company, from October 2014 until February 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from October 2013 to September 2014 and served as Revlon’s Global Business Process Owner, SAP, from February 2014 until September 2014.  Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L. (“The Colomer Group”), a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from October 2011 to October 2014.  Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from January 2008 until September 2011.

Melanie J. Tinto Age 46 Chief Human Resources Officer
Melanie Tinto joined WEX as the Chief Human Resources Officer in February 2018, bringing an almost 20-year track record of leading global talent acquisition, talent management, leadership development and organizational development for large, multi-billion dollar corporations. Previously, Ms. Tinto served as the Vice President, Talent Acquisition at Medtronic, a global leader in medical technology, services and solutions, from April 2015 to February 2018. Prior to joining Medtronic, Ms. Tinto served as the Vice President, Executive Development and Organizational Development of Hewlett Packard, an information technology company, from April 2013 to March 2015.

Jeffrey Young Age 52 President, Health
Jeffrey Young joined WEX in July 2014, when the Company acquired WEX Health (formerly, Evolution1) to expand its healthcare payments business. He served as the CEO of WEX Health, then known as Evolution1, from November 2008 to July 2014. Prior to WEX Health, Mr. Young was the vice president of business applications at Microsoft Corporation, multinational technology company, in the United States from May 2001 to October 2008. Previously, he helped to lead Great Plains Software through its successful IPO and eventual sale to Microsoft for more than $1 billion, as an Executive Vice President of Sales and Marketing from 1989 to 2001.

ITEM 2.	ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under "Executive Compensation," whom we refer to as our "named executive officers" or "NEOs," as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or Exchange Act.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. The "Executive Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2017.
WEX’s philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to WEX Inc.’s named executive officers, as disclosed in accordance with the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board (or any committee of the Board), or create or imply any change or addition to the fiduciary duties of the Company or the Board (or any committee of the Board). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board has decided that the Company will hold an annual advisory vote on the compensation of our named executive officers.
We recommend a vote FOR approval of the compensation of our named executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our "named executive officers" or "NEOs." This CD&A also describes the specific decisions, and the processes supporting those decisions, which were made with respect to 2017 for the NEOs.
For 2017, our NEOs were:

•	Melissa D. Smith, Chief Executive Officer (“CEO”) and President

•	Roberto Simon, Chief Financial Officer ("CFO")

•	Kenneth Janosick, Chief Portfolio Risk and Operations Officer

•	Scott Phillips, President, Global Fleet

•	Jeffrey Young, President, Health

CD&A Table of Contents
To assist in finding important information, we call your attention to the following sections of our CD&A:

Executive Summary
Summary of WEX’s Business. WEX Inc. is a leading multi-channel provider of corporate payment solutions that operates in three business segments: Fleet Solutions, Travel and Corporate Solutions and Health and Employee Benefit Solutions. During 2017, Fleet Solutions revenue represented approximately 66% of our total revenue, Travel and Corporate Solutions revenue represented approximately 18% of our total revenue, and Health and Employee Benefit Solutions revenue represented approximately 16% of our total revenue. The Fleet Solutions segment provides customers with fleet vehicle payment processing services specifically designed for the needs of commercial and government fleets, through a closed-loop network that offers complete control of the transaction life cycle. Our Travel and Corporate Solutions segment is comprised of our virtual and prepaid products that we use to provide innovative corporate purchasing and payment capabilities that can be integrated with our customers’ internal systems to streamline their corporate payments, accounts payable and reconciliation processes. Our Health and Employee Benefit Solutions segment is comprised of our healthcare payment products and SaaS platforms that we use to provide simplified payment capabilities in a complex healthcare market. The Health and Employee Benefit Solutions segment also includes payroll related benefit products to customers in Brazil.

Our opportunities for growth include the fleet fuel, travel and corporate and healthcare payments markets. Our strategic approach to entering new markets is focused on three steps:

•	Identify complicated markets facing complex payment challenges and inefficiencies,
•	Develop products and services that address these unmet market needs, and,
•	Operate with systemic efficiency through scale and cost management.

We have a proven model in the fleet space where we have developed a leading market position and a strong margin profile. We have done the same in the online travel industry where we have become a leader in global virtual payments and continue to grow the business and create scale on a global basis. WEX Health has continued to expand into the consumer directed healthcare payments market.

2017 Company Performance Highlights. The Company's 2017 revenue grew 23%, adjusted net income attributable to shareholders, a non-GAAP measure, grew 23% and annualized total stockholder return (TSR) was up 27%, as shown in the charts below. We have designed our performance-based annual and long-term incentive awards for executives to, among other things, align compensation with performance against the metrics discussed above and shown below.
2017 was a strong year operationally for WEX. We continued to execute against our strategy to grow organically and through strategic investments, further globalize our business, and drive scale across the organization. Selected highlights of our achievements during 2017 in furtherance of our strategy included:

Please note that the reconciliations of the non-GAAP financial measures discussed in this proxy statement are located in Appendix A.

w	Contributions from all three of our segments resulted in the Company surpassing $1.2 billion in annual revenues in 2017, 23% growth relative to the prior year.
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Our Travel and Corporate Solutions purchase volume grew to $30.3 billion in 2017, a 27% increase from 2016. This increase is primarily driven by worldwide organic growth, most notably in the U.S. and Europe.

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Average number of vehicles serviced increased 9% from 2016 to approximately 10.9 million for 2017, primarily related to growth in our worldwide customer base. As of December 31, 2017, vehicles serviced totaled 11.4 million.

w	Total fleet transactions processed increased 14% from 2016 to 516.8 million in 2017.
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Health and Employee Benefit revenue grew to $203.5 million in 2017, a 26% increase from 2016.  This increase is driven by strong growth across the segment with the US Healthcare business growing at more than 20% and the Brazilian benefits business increasing 51%.

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Effective July 3, the Company repriced the secured term loans under the Credit Agreement, entered into on July 1, 2016 by and among the Company and certain of its subsidiaries, as borrowers, WEX Card Holding Australia Pty Ltd., as designated borrower, and Bank of America, N.A., as administrative agent on behalf of the lenders, which reduced the applicable interest rate margin at current borrowing levels for both LIBOR borrowings and base rate borrowings for the Company's tranche A term loans and tranche B term loans, 50 basis points and 75 basis points, respectively.

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Effective October 18, 2017, we acquired certain assets and assumed certain liabilities of AOC Solutions (“AOC”), a provider of commercial payments technology. This acquisition will broaden our capabilities, increase our pool of employees with payments platform experience and allow us to evolve with the needs of our customers and partners through the use of AOC’s payments processing technology platforms.

Summary of WEX’s 2017 Executive Compensation Program. A summary of our executive compensation program during 2017 is provided below.

- Generally, we target total direct compensation (salary/annual bonus/long-term incentives) within a competitive range of the market median.
- Pay will vary above or below target based primarily on corporate and business unit and, to a lesser degree individual, quantitative performance outcomes.

Compensation Element	2017 Element
Base Salary Fixed rate of pay	Increases reflect market-based adjustments.
Short-Term Incentive Plan (“STIP”)

Payout can range from 0-200% of target based on, financial goals:
1.
Compensation Adjusted Operating Income (60%) and
2.
Net Revenue (40%)

For executives leading a business unit, corporate goals are weighted 40% and business unit goals are weighted 60%.

The funded payout may be adjusted for each NEO through an individual performance modifier, down to 75% or up to 125%, with no payout greater than 200% of target. The adjustment is made based on an assessment of performance versus pre-defined, often quantitative individual goals. The modifier, across our executive leadership team, is intended to generally function within the “pool” of STIP-funded dollars (0-200% of target) that is determined based on the two financial metrics listed above. The Committee has further discretion to eliminate any funded bonus payout at its discretion, should circumstance warrant.

STIP funding was 139% of target, on an overall corporate basis, based on objective performance against pre-defined enterprise-wide quantitative goals.

No individual modifiers (±) were applied to NEO STIP payments for 2017.

Long-Term Incentive Plan (“LTIP”)

Our target mix for our NEOs (excluding our CEO) during 2017 was:
60% Performance Stock Units (PSUs).
•
Payout can range from 0-200% of target with cliff vesting on third anniversary of grant
•
3-year performance period based on cumulative corporate financial goals
1.
Compensation Adjusted Net Income Earnings Per Share (60%), and
2.
Non-Fuel Price Sensitive Revenue (40%)

20% Stock Options (options).
•
3-year ratable vesting requirement
•
Reward long-term stockholder value creation

20% Restricted Stock Units (RSUs).
•
3-year ratable vesting requirement
•
Reward long-term stockholder value creation and encourage retention

The target mix for our CEO was: 60% PSUs, 25% stock options, and 15% RSUs, to further emphasize the importance of long-term stockholder value creation.

For PSUs with a two-year performance period ending December 31, 2017, PSU funding was 192% of target, based on objective performance against pre-defined enterprise-wide quantitative goals, with a portion subject to an additional time-based vesting requirement.

The Non-Fuel Price Sensitive Revenue metric recognizes the importance of revenue diversification for our business, given the impact that volatile fuel prices may have on our business results.

One-time special awards were also granted in 2017 (Bridge Grants and Performance Contingent Stock Options); described below.

Pay Mix. The majority of CEO compensation is variable (“at risk”). For 2017, 85% of target total direct compensation was variable for our CEO in her core compensation program. This directly ties pay to Company performance outcomes, including financial results, strategic initiatives, and stock price performance.

2017 CEO Target Total                 2017 CEO Long-term Incentive Mix
         Compensation Mix
Note: Charts above exclude one-time, special incentive awards granted in 2017, as described in 2017 Total Direct Compensation (i.e. Bridge Grant and Performance Contingent Stock Options).
The majority of the compensation for the remaining NEOs is also variable and tied directly to Company performance outcomes, as described above.
Key Compensation Practices. Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders.

What We Do
✓	Directly link pay to performance outcomes, operational results and stockholder returns
✓	Target total direct compensation (base / cash bonus / long-term incentives) within a competitive range of the market median
✓	Maintain a cap on CEO incentive compensation payouts (200% of target)
✓	Have stock ownership guidelines for NEOs, including a retention requirement until stock ownership guideline is achieved
✓	Double-trigger change-in-control severance benefits
✓	Review share utilization annually
✓	Offer executives the same health and welfare benefits as other salaried employees
✓	Devote time to management succession and leadership development efforts
✓	Design incentive compensation plans to optimize tax deductibility
✓	Utilize an independent compensation consultant
✓ ✓	Anti-hedging policy
✓	Anti-pledging policy
✓	Clawback policy

What We Don’t Do
X	No payment of dividends or dividend equivalents on unearned RSUs or PSUs
X	No excise tax gross-ups upon a change-in-control
X	No re-pricing of underwater stock options without stockholder approval
X	No excessive severance or change-in-control benefits
X	No perks are presently offered

Process for Determining Executive Compensation
Compensation Committee. The Compensation Committee, composed solely of independent directors and referred to in this CD&A as the Committee, is responsible for our executive officer compensation decisions. The Committee works closely with its independent consultant and management to examine pay and performance matters throughout the year. The Committee held 6 meetings over the course of 2017, all of which included an executive session without management present. The Committee charter may be accessed through the “Governance” link found on our website at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-govhighlights.
In the first quarter of each fiscal year, the Chair of the Committee reviews the Board’s assessment of the CEO's performance with the CEO and reviews the Company's results for the prior year. In addition, the Committee approves the following, as explained below:
•changes to executive base salaries and incentive targets, if any, for the current year;
•STIP payout, if any, for the previous fiscal year;
•STIP design and targets for the current fiscal year;
•vesting of performance-based restricted stock units granted under the LTIP, if any, for previous years; and
•LTIP metrics, targets and grants for the current fiscal year.

Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets. Typically, this also includes a retrospective assessment of the senior executive pay versus performance relationship.

The Committee generally conducts its annual review of executive compensation in the third or fourth quarter of each year. The Committee is provided a report from its independent compensation consultant comparing the compensation of Company executives to a peer group of companies and survey data.

In the final quarter of each fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation.

The design of the STIP and LTIP is typically discussed over multiple meetings prior to the actual approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the performance goals and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Committee's charter, compliance with stock ownership guidelines and an update on market trends related to executive compensation.

Executive Management. Our Chief Legal Officer, acting under the supervision of the CEO and worked with members of our Human Resources, Legal and Finance departments, was responsible for coordinating and overseeing the implementation of executive compensation, and discussing significant proposals or topics impacting executive compensation at WEX with the Committee. This included development of compensation recommendations, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The following members of management are generally invited to and attend Committee meetings: the CEO; CFO; Chief Human Resources Officer; Chief Legal Officer; and, VP, Corporate Securities Counsel. With the appointment of a dedicated Chief Human Resources Officer in February 2018, the responsibilities for overseeing the coordination of the executive compensation programs transitioned from the Chief Legal Officer to the Chief Human Resources Officer.

The Committee has authority for approving the compensation of the CEO and the other NEOs. The CEO meets with the Committee and the compensation consultant to discuss company and individual performance objectives and outcomes, and review compensation recommendations for executive officers directly reporting to her, including the other NEOs. Thereafter, the Committee meets privately with its independent compensation consultant to review and determine compensation of our CEO. In addition, the Committee sets the targets each year for compensation plan performance for our officers; management provides input and recommendations with respect to such targets, as well as information and analyses, as requested by the Committee.
Independent Compensation Consultant. The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. During 2017, the Committee continued to directly retain Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. The scope of the work done by CAP for the Committee at its direction included:

•	Preparing analyses and recommendations to inform the Committee’s decisions related to executive and director compensation;

•	Providing updates on market trends and the regulatory environment, as they relate to executive and director compensation;

•	Reviewing and commenting on management proposals presented to the Committee;

•	Providing a report comparing the compensation of Company executives to a peer group of companies and survey data; and

•	Working with the Committee to validate the pay-for-performance relationship, and support alignment with stockholders.
The Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Committee. CAP will not perform other services for WEX without the consent of the Chair of the Committee. CAP meets with the Committee Chair and the Committee outside the presence of management. In addition, CAP participates in all of the Committee’s meetings and, when requested by the Committee Chair, in preparatory meetings and executive sessions.
Total Compensation - Objectives and Philosophy

Objectives. Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. The principal elements of an executive’s total compensation consist of: base salary, annual cash bonus and long-term incentives.

Compensation Philosophy. Generally, we target total direct compensation (salary, annual bonus and long-term incentives) within a competitive range of the market median. Sustained performance may be recognized in individual pay components. Pay may vary above or below target based on actual performance outcomes. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, key competencies and individual performance.

2017 Total Direct Compensation

We structure NEO total direct compensation so that the majority is delivered in the form of equity awards, in order to provide incentives to work towards long-term top and bottom-line growth that will enhance stockholder returns and to align our NEOs' compensation directly with our stockholders' interests. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s short-term incentive plan, payable primarily based on enterprise and business unit results, and to a lesser degree based on individual performance. We further detail each component of total direct compensation below.

Base Salary.  We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for executive officers, the Committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity, and our objective of paying competitive total direct compensation if performance is met. From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion. Year-end NEO salaries were as follows:

Name	NEOs Base Salary			Rationale for Increase
	2016	2017	% Increase (2016-2017)
Melissa Smith CEO & President	$700,000	$700,000	—%	n/a
Roberto Simon CFO	$500,000	$500,000	—%	n/a
Kenneth Janosick Chief Portfolio Risk and Operations Officer	$325,000	$365,000	12%	Market-based adjustment
Scott Phillips President, Global Fleet	$—	$475,000	—%	Not a NEO in 2016
Jeffrey Young President, Health	$450,000	$450,000	—%	n/a

Short-Term Incentive Plan ("STIP").  Our Annual Incentive Plan, structured under the 2015 Section 162(m) Performance Incentive Plan ("PIP"), is designed to motivate our NEOs to drive profitable Company growth, while diversifying Company revenues, by measuring the NEOs performance against our plans at the corporate and business unit level, with the potential for individual adjustment for NEOs as described below. The PIP was approved by our stockholders in 2015 and was designed to give us flexibility to potentially maximize the tax deductibility of certain incentives as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)"), as further described below under the “Tax and Accounting Considerations” section, and prior to the amendments to Section 162(m) made by the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), which, among other things eliminated the performance-based compensation exception to 162(m) for tax years beginning on or after January 1, 2018.

We establish a cash bonus target for each executive officer based upon their position within the Company, responsibility and competitive cash bonus opportunities for similar positions at other companies. Final actual payouts may range from 0% to 200% of the target bonus opportunity based on actual performance outcomes. The following tables describe 2017 NEO performance goals, results for each component of the bonus, and the actual cash bonus award for each NEO.

Weighting by NEO
Corporate Goals	M. Smith	R. Simon	K. Janosick	S. Phillips	J. Young
Corporate Financial Goals
Compensation Adjusted Revenue	40%	40%	16%	16%	16%
Compensation Operating Income	60%	60%	24%	24%	24%
Business Unit Financial Goals
Fleet Adjusted Revenue	—	—	24%	—	—
Fleet Operating Income	—	—	36%	—	—
Healthcare Adjusted Net Revenue	—	—	—	—	24%
Healthcare Adjusted Operating Income	—	—	—	—	36%
OTR Adjusted Revenue	—	—	—	24%	—
OTR Operating Income	—	—	—	36%	—
STIP payout as a percentage of target based on 2017 performance	139%	139%	92%	118%	153%

		Performance Goals			2017 Actual
Corporate Goals	Strategic Objective Weight	Threshold (50% payout)	Target Performance Goal (100% payout)	Maximum (200% payout)	Actual Performance	Actual % Performance	Payout based on Actual 2017 Performance
Compensation Adjusted Revenue(1)	40%	$1,124,800,000	$1,184,000,000	$1,225,400,000	$1,228,400,000	200%	80%
Compensation Operating Income(2)	60%	$420,900,000	$455,000,000	$477,800,000	$454,100,000	99%	59%
Weighted Average Payout							139%

(1) Compensation Adjusted Revenue means 2017 revenue as reported in the Form 10-K filing reporting the Company's results for the performance period adjusted for the difference between 2017 reported fuel prices and foreign exchange rates and Board-approved, budgeted 2017 fuel price and foreign exchange rate assumptions. The results were further adjusted for: acquisition and divestiture related items; unbudgeted pricing changes; and, unbudgeted accounting reclassifications.
(2) Compensation Operating Income means 2017 operating income as reported in the Form 10-K filing reporting the Company's results for the performance period adjusted for: foreign exchange rate impacts compared to the BOD approved 2017 Budget; fuel price differences compared to the Board approved 2017 Budget; acquisition and divestiture-related items; stock-based compensation; restructuring and other costs; impairment charges and asset write-offs; gain on divestiture; debt restructuring and debt issuance cost amortization; and, unbudgeted accounting reclassifications.

The funded STIP payout, based on the financial metrics and pre-set goals described above, may be adjusted for each NEO through an individual performance modifier, down to 75% or up to 125%, with no payout greater than 200% of target. The adjustment is made based on an assessment of performance versus pre-defined, often quantitative individual goals. The modifier, across our executive team, is intended to generally function within the “pool” of STIP-funded dollars (0-200% of target) that is determined based on the financial metrics listed above. Our CEO may make individual modifier recommendations to our Committee for all of the other NEOs, for consideration and approval by the Committee, and the Committee independently considers and approves the CEO individual modifier factor, if any. In addition to an evaluation of general leadership competencies, the pre-defined goals, which are generally quantitative, used to determine individual modifiers for the NEOs were based on the following criteria:

•	Roberto Simon: Cost containment, interest rate reduction and financial system roadmap.

•	Kenneth Janosick: Revenue volume growth, new fleet services, platform consolidation and cost containment.

•	Scott Phillips: EFS integration, business unit revenue and platform consolidation.

•	Jeff Young: Benaissance integration plan and performance and cost containment.

With respect to the 2017 payout, no individual STIP modifiers (±) were applied across any STIP payments to our NEOs.

	Target Annual Incentive
Name	Base Salary ($)	Eligible Award Salary	(% of 2017 Base Salary)	Award Amount At Target	Payout based on 2017 Corporate/ Unit Performance	Individual Performance Modifier	Actual 2017 STIP Award Earned(1)
M. Smith	$700,000	$700,000	120%	$840,000	139.1%	—%	1,168,440
R. Simon	$500,000	$500,000	75%	$375,000	139.1%	—%	521,625
K. Janosick	$365,000	$358,846	70%	$251,192	91.9%	—%	230,846
S. Phillips	$475,000	$405,769	55%	$223,173	118.4%	—%	264,237
J. Young	$450,000	$450,000	67%	$301,500	152.5%	—%	459,788

(1)	Actual 2017 STIP award earned reflects payout based upon eligible earnings multiplied by final performance.

Long-Term Incentive Compensation. The Company provides long-term equity-based incentives through the long-term incentive plan (“LTIP”). Annual grants under the LTIP were provided through a mix of PSUs, which vest from 0% to 200% based on the achievement of multi-year performance goals, subject to further service based vesting described below, stock options which have no value absent stock price appreciation and encourage stockholder value creation over a long-term (10 year) time horizon, and RSUs, which vest based on the passage of time and fluctuate in value based on changes in our stock price. PSUs, stock options and RSUs generally vest over a three year period of employment.

We aim to provide long-term awards such that together with cash compensation, target total direct compensation (salary plus target bonus and grant-date value of annual long-term incentive awards) is within a competitive range of the market median. Compensation is intended to vary based on company and individual performance outcomes. The Committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the Committee does not alter its compensation philosophy based on his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance stock unit awards.

Annual equity grants were 60% PSUs, 20% stock options and 20% RSUs for our non-CEO NEOs; the mix for our CEO was: 60% PSUs, 25% stock options and 15% RSUs. Our program balances mid-term (PSUs) and long-term (stock options) goals and stockholder valuation creation, with key employee motivation and retention.

2017 LTIP. The 2017 LTIP was designed to support our multi-year strategic plan and reward each of the NEOs for their contribution to the achievement of plan goals during the three-year performance period from January 1, 2017 to December 31, 2019. The change from a two-year to a three-year performance period further aligns the performance measures used in the LTIP with the Company's overall long-term strategic vision. In furtherance of the alignment of the LTIP program with the Company's strategic plan of diversification of the Company's revenue base away from fuel price sensitivity, the Non-Fuel Price Sensitive Revenue metric focuses on the importance of revenue that is not impacted by volatility in fuel prices. As the performance period is incomplete, payout is not yet known. Payout and targets will be disclosed in the 2020 proxy statement, retrospectively, once the performance period is complete. If earned, awards will cliff vest on the third anniversary of the grant date.

2016 LTIP Final Performance Factor. PSUs with a two-year performance period ended December 31, 2017 were previously reported in our proxy statement for the 2017 annual meeting at fair value at the time of grant. These PSU grants were subject to the achievement of two-year non-fuel price sensitive revenue and compensation adjusted net income earnings per share (Compensation ANI - EPS) goals. Based on the performance results, 192% of the target stock units granted in 2016 were earned, with a portion subject to an additional time-based vesting requirement. Fifty percent of the earned award will vest on the second anniversary of the grant date and fifty percent of the earned award will vest on the third anniversary of the grant date.

	Two Year Cumulative Performance Goals
Company Goals	Threshold (50% Payout)	Target Performance Goal (100% Payout)	Maximum (200% Payout)	Strategic Objective Weight	Actual Performance	Payout based on Actual 2017 Performance

Non-Fuel Price Sensitive Revenue(1)	$1,394,600,000	$1,489,800,000	$1,586,500,000	40%	$1,566,000,000	72%
Compensation ANI EPS(2)(3)	$8.43	$9.21	$9.98	60%	$10.22	120%
Weighted Average Payout						192%

(1) Non-Fuel Sensitive Revenue means: total Revenue as reported in the Corporation’s Form 10-K filing reporting the Corporation’s results for the performance period, which includes 2016 and 2017, adjusted for the following items: fuel sensitive revenue, results from non-budgeted acquisitions, cumulative effects of changes in Generally Accepted Accounting Principles, and any other unusual or nonrecurring items.
(2) Compensation Adjusted Net Income means: Adjusted Net Income as reported in the Corporation’s Form 10-K filing reporting the Corporation’s results for the performance period (the “10-K ANI”). Notwithstanding the foregoing, in order to determine the level of performance for purposes of this Program, the Compensation Committee shall adjust the 10-K ANI by the following items (if any): losses from discontinued operations, budgeted income not realized post-closing date of divestitures, the cumulative effects of changes in Generally Accepted Accounting Principles, the results from non-budgeted acquisitions, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, any other unusual or nonrecurring items of loss or expense, including restructuring charges, and the related tax impacts.
(3) Adjusted Net Income per Share means: Adjusted Net Income divided by the weighted average common shares outstanding - diluted, of the Corporation, as reported in the Corporation’s Form 10-K. Notwithstanding the foregoing, in order to determine the level of performance for purposes of this Program, the Compensation Committee shall adjust the weighted average common shares outstanding - diluted used to calculate the Adjusted Net Income per Share, by any additional shares issued during the course of business that were not contemplated in the 2016 and 2017 Budget and are not in the ordinary course of equity compensation, including the vesting of equity shares and exercises of stock options.

2016 EFS Acquisition-related Grant Payout. In connection with the acquisition of Electronic Funds Source LLC (“EFS”), one of our NEOs, Scott Philips, received a performance-based incentive grant tied successful integration of EFS with WEX and delivering on EFS financial performance targets. The grant had a target value of $2.0 million and was allocated evenly between performance-based restricted stock units (“PBRSUs”) and cash. The grant was subject to achievement of 2017 price per gallon (PPG) adjusted revenue, EBITDA, and net synergy goals. The award had target performance goals of $181 million of PPG Adjusted Revenue; $109.7 million of EBITDA; and, Net Synergies (on a run rate basis) from the EFS business of $17 million. Based on actual performance, 148.8% of the award was earned based on results.

2014 Growth Grant. The 2014 Growth Grant was designed to support our long-term strategic plan and reward for the achievement of plan goals from 2014 through 2016; i.e., over a three-year performance period. The 2014 Growth Grant included only PSUs. The PSUs vested in March 2017 based on performance against the 2016 performance targets. Final overall payout was 120% of the targeted number of PSUs as reported in the 2017 Proxy Statement.

Peer Group

We have created a compensation structure that focuses on the median of our selected peer companies, but also allows total target compensation to vary to reflect other considerations, such as company performance, individual experience, job responsibilities and other individual performance factors.

A key element of this process is selecting a relevant peer group against which we compare our elements of pay. The Committee reviews and determines the composition of our peer group, considering input from its independent compensation consultant. For 2017, our peer group consisted of the 10 companies shown below, whose aggregate profile was comparable to WEX in terms of size, industry and competition for executive talent.

2017 Peer Group
Cardtronics Inc.	Global Payments Inc.
CSG Systems International Inc.	Jack Henry & Associates Inc.
Euronet Worldwide Inc	Total System Services, Inc.
EVERTEC, Inc	Vantiv, Inc.(1)
FleetCor technologies, Inc.	VeriFone Systems, Inc.

(1)	In January 2018, Vantiv, Inc. changed its name to Worldpay, Inc. following the completion of Vantiv’s merger with Worldpay Group plc

	WEX ($millions)	Peer Median ($millions)
Market Capitalization (at 12/31/2017)	$6,060	$6,736
2017 EBITDA Margin	35%	22%
2017 Revenue	$1,251	$2,060
3-Year Revenue Growth	53%	39%

For certain NEOs, data relating to the peer group is supplemented, for reference, with functional data from executive compensation surveys conducted by two pay-related data providers: Equilar Top 25 Survey and Radford Global Technology Survey - US. With respect to these surveys, the identity of the individual companies comprising the survey data is not considered by the Committee in its evaluation process. Peer group data and other information provided to the Committee were considered in setting target compensation levels for our NEOs. For purposes of defining the market for each individual role, the Committee used the peer group data for the CEO and CFO; for the other NEOs, the Committee supplemented peer group data with the survey data described above.

During 2017, on average, target total direct compensation of our NEOs was positioned within a competitive range of the market median. Adjustments are typically made when we believe that there is a market-based gap and/or as warranted by individual performance.

Strong Say on Pay Support and Stockholder Engagement

We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding on us, our Board of Directors and the Committee value the opinions of our stockholders. At our 2017 Annual Stockholders Meeting, approximately 99% of votes cast supported WEX’s executive compensation program. We received a similar level of stockholder support in 2016, 2015 and 2014. Management and the Committee reviewed our stockholders’ affirmative 2017 Say on Pay vote and believe it to be a strong indication of support for WEX’s executive compensation program and practices. The Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding executive compensation for 2017 and subsequent years.

In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders.

Changes for 2018

As noted above, management and the Committee reviewed our stockholders’ affirmative recent Say on Pay votes and believe it to be a strong indication of support for WEX’s executive compensation program and practices. The Committee decided it would maintain the 2017 executive compensation program features and practices for 2018, without significant changes.

Other Compensation Program and Governance Features
2017 Bridge Grant. As part of the transition from PSUs granted in 2016 with a two-year performance period, where 50% of the earned PSUs vest after two years and 50% of the earned PSUs vest after 3 years, to PSUs granted in 2017 with a three-year performance period, where 100% of the earned PSUs vest only after three years, the Committee determined to make an award one-time RSU awards (“bridge grant”) that vest one year from the date of grant based on continued service with the Company to each NEO that had received a 2016 PSU award, which reflects all NEOs excluding Mr. Phillips The value of these awards ranged from $56,000 to approximately $571,000. This bridge grant is now fully vested and the program is complete.

2017 Performance Contingent Stock Options. A select group of senior executives, including all of our NEOs, received a special grant of performance contingent stock options (“PCSOs”) to provide further incentive to deliver sustained, long-term returns to our stockholders. The PCSOs are not intended to be a component of our core, ongoing compensation program for executives, and we have no plans to make another similar award to these executives in 2018. The PCSOs are performance-based options with an exercise price of $99.69 per share and a ten-year term. The grant date value of this award for our CEO was approximately $5,000,000, and ranged from $1.5 million to $2.5 million among our other NEOs. As detailed in the table below, the PCSOs vest based on the attainment of certain significant escalating stock price hurdles within years three through five following the date of grant, and they cannot be earned or exercised prior to the third anniversary of the date of grant. The PCSOs are designed to ensure delivery of meaningful returns to our stockholders before executives realize any value. Any PCSOs that do not vest within the five-year period are forfeited. Committee deliberations on the form and structure of this award included input from the Company’s then largest shareholder and the compensation consultant.

Vehicle	Performance Contingent Stock Options
Performance Requirement
Each award tranche represents a portion of the grant that vests at a specific stock price hurdle.
1st Tranche: 50% of total award vests at $149.53 stock price; during the period beginning 3 years from the date of grant and ending 5 years from the date of grant; 50% cumulative stock price appreciation
2nd Tranche: 25% of total award vests at $174.45 closing stock price; during the period beginning 3 years from the date of grant and ending 5 years from the date of grant; 75% cumulative stock price appreciation
3rd Tranche: 25% of total award vests at $199.38 closing stock price; during the period beginning 3 years from the date of grant and ending 5 years from the date of grant; 100% cumulative stock price appreciation
For all tranches, vesting is contingent upon the closing stock price for 20-consecutive trading days before option shares may vest.
Price hurdles must be achieved / awards must be vested no later than 5 years from grant

Vesting
Shares vest upon reaching each stock price performance requirement for 20 consecutive trading days during the period beginning 3 years from date of grant and ending 5 years from date of grant.

No options may vest or be exercised before 3 years from grant date; i.e., 3-year cliff time-vesting requirement, in addition to performance vesting requirement.

If price hurdles are not achieved within the two-year window beginning 3 years from grant date, options are forfeited.
The executive must be employed at the time the stock price hurdle is achieved in order for vesting to occur.

Exercise Price	$99.69

Compensation Risk Assessment. The Committee reviewed a risk assessment of our compensation policies, practices and programs covering employee groups, which was conducted by representatives from Human Resources working with the

Committee’s independent consultant. The analysis evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and the Company’s overall risk profile. We have concluded that WEX has an executive compensation program that balances competitive compensation with performance incentives and does not use compensation policies or practices - across employee groups - that could create risks that are reasonably likely to have a material adverse effect on the Company. Select identified risk-mitigation features with respect to our NEOs include the following:

•	A competitive base salary, which provides executives with ongoing income

•	Rigorous budget and goal setting processes that involve multiple levels of review

•	Independent oversight of incentive program design and payouts

•	Different performance-measurement and time-based vesting requirements between our short-term and long-term incentive programs

•	Stock ownership guidelines, clawback, anti-hedging and anti-pledging policies; and

•	Committee approval for all Section 16 Executive Officer compensation.

Tax Deductibility of Compensation. Historically, IRC Section 162(m) generally limited the deductibility of compensation paid to our NEOs (excluding the CFO) to $1 million during any fiscal year unless such compensation was "performance-based." In general, we have sought to structure incentive compensation arrangements in a manner that complies with these tax rules. The Committee reserves the right to pay compensation that may exceed the limits on tax deductibility or not satisfy the performance-based award exception, such as time-based restricted stock units, if it determines doing so is in our and our stockholders’ best interests.

The Tax Act eliminated the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017 subject to transition rules. Compensation paid to our covered officers in excess of $1 million therefore will not be deductible unless it qualifies for transition relief. In addition, the Tax Act revised Section 162(m) to provide that the CFO’s compensation is subject to the deduction limitation of that section. Given the changing nature of the deductibility for such compensation, the Committee will be reviewing the Tax Act in 2018 and its application and impact, if any, on the Company’s compensation programs.

Accounting Implications. In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.

Executive Stock Ownership Guidelines. In order to further align the interests of management and stockholders, we maintain stock ownership guidelines for our executives. The guidelines require that executives attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of base salary within the later of five years of the executive’s appointment to their role or the applicability of these guidelines:

2017 Guidelines
Role	Multiple of Base Salary
Chief Executive Officer	5.0x
Other NEOs	3.0x

Until the minimum level of ownership is achieved, executives must retain, net after tax, 50% of any earned PSUs upon vesting, any RSUs upon vesting, and/or any stock options upon exercise.

The Compensation Committee reviews the ownership level for covered executives each year. As of the 2017 measurement of ownership, all NEOs were in compliance with the guidelines. "Equity," for the purposes of executive ownership guidelines, includes shares of our common stock owned directly or indirectly and ownership interests in the WEX Common Stock Fund held in the Company's 401(k) Plan, as well as 50% percent of unvested time-based RSU awards. Stock options and unearned, unvested PSUs are not counted.

    Anti-Hedging and Anti-Pledging Policies. We maintain a policy that prohibits directors and executive officers from purchasing any financial instrument, or entering into any transaction, that is designed to hedge or offset a decrease in the market value of Company stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars or exchange funds) or from pledging, hypothecating, or otherwise encumbering shares of Company stock as collateral for indebtedness.

Compensation Recovery. In December 2017, the Committee approved a policy regarding the recoupment of incentive compensation from executive officers in specified situations. In the event of a restatement of the financial results of the Company due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws or other misconduct on behalf of a current or former executive officer, the result of which is that any performance-based compensation paid to a current or former executive officer of the Company would have been a lower amount, the Committee will review such performance-based compensation to determine the appropriateness of seeking to recover any excess compensation. Such review would include a determination as to whether any executive officer engaged in misconduct, fraud or intentional illegal conduct which materially contributed to the need for such restatement.

Benefits and Perquisites. We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan.

Nonqualified Deferred Compensation. The Company administers the WEX Inc. 2005 Executive Deferred Compensation Plan, or 2005 EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of short-term incentive compensation. The Company provides a match of up to 6 percent of the participant’s short-term incentive compensation deferred into the 2005 EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the 2005 EDCP generally mirror those used in the 401(k) Plan.

Each of the NEOs serving in his or her role at the time of election, with the exception of Messrs. Janosick and Young, who was eligible to participate chose to defer a portion of his or her 2017 short term incentive compensation into the 2005 EDCP in 2018. The 2005 EDCP was frozen to new contributions following the 2017 plan year contributions. As of January 1, 2018, the Company adopted the 2018 WEX Inc. Executive Deferred Compensation Plan, or 2018 EDCP. The 2018 EDCP has the same characteristics as the 2005 EDCP.

Prior to our initial public offering, we offered the WEX Inc. Supplemental Investment and Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Ms. Smith has a balance in this plan, which continues to earn investment returns based on the funds she selects from an available menu. We believe these investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the 2005 EDCP or SERP accounts. No other executive officers participated in the SERP when it was an active plan.
COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis ("CD&A") with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

THE COMPENSATION COMMITTEE

Jack VanWoerkom (Chair)
Shikhar Ghosh
James Neary

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)		Total ($)
Melissa D. Smith	2017	$700,000	$—	$3,046,384	$5,824,970	$1,168,440	$22,238	$85,574		$10,847,606
President and Chief Executive Officer	2016	$674,039	$—	$1,895,106	$631,727	$965,791	$4,383	$39,961		$4,211,007
	2015	$578,317	$—	$1,331,217	$443,742	$451,745	$653	$48,315		$2,853,989

Roberto Simon	2017	$500,000	$—	$1,345,879	$2,779,971	$521,625	$—	$39,036		$5,186,511
Chief Financial Officer	2016	$423,077	$—	$2,049,892	$199,989	$408,803	$—	$405,976	(6)	$3,487,737
	2015	$—	$—	$—	$—	$—	$—	$—		$—

Kenneth Janosick	2017	$358,846	$—	$941,192	$2,199,967	$230,846	$—	$14,192		$3,745,043
Chief Portfolio Risk & Operations Officer(8)	2016	$322,115	$—	$499,947	$124,997	$333,649	$—	$14,058		$1,294,766
	2015	$320,000	$—	$280,021	$69,975	$123,172	$—	$13,984		$807,152

Scott Phillips	2017	$405,769	$—	$799,929	$2,199,967	$1,752,237	$—	$26,346		$5,184,248
President, Global Fleet	2016	$—	$—	$—	$—	$—	$—	$—		$—
	2015	$—	$—	$—	$—	$—	$—	$—		$—

Jeffrey Young	2017	$450,000	$—	$456,323	$1,599,960	$459,788	$—	$13,500		$2,979,571
President, Health	2016	$432,693	$—	$1,199,920	$49,978	$364,212	$—	$13,500		$2,060,303
	2015	$—	$—	$—	$—	$—	$—	$—		$—

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the company's 401(k) plan and EDCP.
(2)
The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2017, 2016, and 2015, respectively, calculated in accordance with FASB ASC Topic 718, assuming performance at target. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2017, 2016, and 2015, included in the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 1, 2018, March 6, 2017 and February 26, 2016, respectively. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2017 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $3,959,973, $1,679,830, $1,199,998, $1,199,998, $599,894, and $124,997 for Ms. Smith, Mr. Simon, Mr. Janosick, Mr. Phillips, and Mr. Young respectively. The value of the 2016 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $3,032,262, $1,199,997, $124,997, and $2,299,942 for Ms. Smith, Mr. Simon, Mr. Janosick, and Mr. Young respectively. The value of the 2015 PSU awards at the grant date assuming that the highest level of performance conditions were achieved would be $2,129,988 and $419,980 for Ms. Smith and Mr. Janosick respectively.

(3)
The amounts shown in this column represent the aggregate grant date fair value of option awards made during 2017, 2016 and 2015, respectively, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2017 and 2016, included in the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 1, 2018, March 6, 2017 and February 26, 2016, respectively.

(4)
The amounts shown reflect the cash incentive awarded in March 2018 for 2017 STIP results, March 2017 for 2016 STIP results, and March 2016 for 2015 STIP results, respectively and include amounts contributed by each named executive officer on a pre-tax basis to the Company's EDCP. For Mr. Phillips, the amount shown also reflects a payment of $1,488,000, relating to EFS performance incentive plan.

(5)	The amounts shown reflect Supplemental Investment & Savings Plan earnings.
(6)	Represents Mr. Simon's relocation expenses paid at the time he joined WEX as corrected from 2017 proxy statement.
(7)	The following table describes the elements that are represented in the "All Other Compensation" column for 2017:

ALL OTHER COMPENSATION

Name	401(k) or Other Retirement Plan Employer Match ($)	EDCP Employer Match ($)(1)	Other ($)	Total ($)
Melissa D. Smith	$15,468	$70,106	$—	$85,574
Roberto Simon	$7,738	$31,297	$—	$39,035
Kenneth Janosick	$14,192	$—	$—	$14,192
Scott Phillips	$10,492	$15,854	$—	$26,346
Jeffrey Young	$13,500	$—	$—	$13,500

(1)	The amounts reflect the Company’s contributions to the executive officer under the EDCP which were earned in 2017 and made in 2018.

(8)
From December 2014 until December 2017, Mr. Janosick served as the Company's Senior Vice President and General Manager, Global Fleet Direct. In December 2017, Mr. Janosick was appointed as the Company's Chief Portfolio & Chief Risk Officer.

2017 GRANTS OF PLAN-BASED AWARDS
The following table represents all plan-based awards granted to the named executive officers in 2017:

Name	Type of Award(1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
				Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Melissa D. Smith	STIP	—		$420,000		$840,000		$1,680,000		—	—	—	—	—	$—	$—
	RSU	3/20/2017	(2)	$—		$—		$—		—	—	—	4,716	—	$—	$494,944
	RSU	3/20/2017	(3)	$—		$—		$—		—	—	—	5,445	—	$—	$571,453
	PSU	3/20/2017	(4)	$—		$—		$—		9,433	18,866	37,732	—	—	$—	$1,979,987
	NQ	3/20/2017	(5)	$—		$—		$—		—	—	—	—	23,187	$104.95	$824,970
	NQ	5/10/2017	(6)	$—		$—		$—		87,136	174,272	174,272	—	—	$99.69	$5,000,000
Roberto Simon	STIP	—		$187,500		$375,000		$750,000		—	—	—	—	—	$—	$—
	RSU	3/20/2017	(2)	$—		$—		$—		—	—	—	2,667	—	$—	$279,902
	RSU	3/20/2017	(3)	$—		$—		$—		—	—	—	2,154	—	$—	$226,062
	PSU	3/20/2017	(4)	$—		$—		$—		4,001	8,003	16,006	—	—	$—	$839,915
	NQ	3/20/2017	(5)	$—		$—		$—		—	—	—	—	7,869	$104.95	$279,971
	NQ	5/10/2017	(6)	$—		$—		$—		43,568	87,136	87,136	—	—	$99.69	$2,500,000
Kenneth Janosick	STIP	—		$125,596		$251,192		$502,385		—	—	—	—	—	$—	$—
	RSU	3/20/2017	(2)	$—		$—		$—		—	—	—	1,905	—	$—	$199,930
	RSU	3/20/2017	(3)	$—		$—		$—		—	—	—	1,346	—	$—	$141,263
	PSU	3/20/2017	(4)	$—		$—		$—		2,858	5,717	11,434	—	—	$—	$599,999
	NQ	3/20/2017	(5)	$—		$—		$—		—	—	—	—	5,621	$104.95	$199,990
	NQ	5/10/2017	(6)	$—		$—		$—		34,854	69,708	69,708	—	—	$99.69	$1,999,977
Scott Phillips	STIP	3/20/2017		$111,587		$223,173		$446,346		—	—	—	—	—	$—	$—
	RSU	3/20/2017	(2)	$—		$—		$—		—	—	—	1,905	—	$—	$199,930
	PSU	3/20/2017	(4)	$—	—	$—	—	$—	6,476	2,858	5,717	11,434	—	—	$—	$599,999
	NQ	3/20/2017	(5)	$—		$—		$—		—	—	—	—	5,621	$104.95	$199,990
	NQ	5/10/2017	(6)	$—		$—		$—		34,854	69,708	69,708	—	—	$99.69	$1,999,977
Jeffrey Young	STIP	—		$150,750		$301,500		$603,000		—	—	—	—	—	$—	$—
	RSU	3/20/2017	(2)	$—		$—		$—		—	—	—	952	—	$—	$99,912
	RSU	3/20/2017	(3)	$—		$—		$—		—	—	—	538	—	$—	$56,463
	PSU	3/20/2017	(4)	$—		$—		$—		1,429	2,858	5,716	—	—	$—	$299,947
	NQ	3/20/2017	(5)	$—		$—		$—		—	—	—	—	2,810	$104.95	$99,977
	NQ	5/10/2017	(6)	$—		$—		$—		26,140	52,281	52,281	—	—	$99.69	$1,499,983

(1)	All awards are granted under our 2010 Equity and Incentive Plan.
(2)
RSUs granted on March 20, 2017 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(3)
RSUs granted on March 20, 2017 vest in full on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(4)
PSUs granted on March 20, 2017 under the 2017 LTIP may convert to RSUs based on the achievement of predetermined performance goals for the Company's Adjusted Net Income per share and Non-Fuel Sensitive Revenue over 2017, 2018 and 2019. Once converted to RSUs, these vest in full on the third anniversary of the grant date.

(5)
Non-qualified stock options granted on March 20, 2017 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of non-qualified stock options received by each named executive officer was determined by dividing the total award amount granted by the Black-Scholes calculated value on the date of grant.

(6)
Performance-based non-qualified stock options were granted on May 10, 2017. The options vest upon the attainment of specified stock price hurdles beginning on the third anniversary of the grant, being May 10, 2020, and ending on the fifth anniversary of the grant, being May 10, 2022. The stock price hurdles are as follows: (a) 50% of the total award vests if the closing stock price is at least $149.53 for 20 consecutive trading days during the two year period beginning May 10, 2020; (b) additional 25% vests if the closing stock price is at least $174.45 for 20 consecutive trading days during the two year period beginning May 10, 2020; and, (c) the final 25% vests if the closing stock price is at least $199.38 for 20 consecutive trading days during the two year period beginning May 10, 2020, in each instance so long at the recipient remains employed with the Company. If all of the respective stock price hurdles are not achieved by the fifth anniversary of the grant date, the options underlying such hurdle are forfeited. The number of options granted to each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant calculated using a monte-carlo simulation. Actual options earned, if at all, will be based on the Company's achievement of predetermined performance conditions for the Company's stock price.

(7)	Represents the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END
The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Melissa D. Smith	8,658	4,342	—	$103.75	3/15/2025	54,478	$7,693,928	37,732	$5,328,890
	8,047	16,121	—	$77.20	3/15/2026	—	$—	—	$—
	—	23,187	—	$104.95	3/20/2027	—	$—	—	$—
	—	—	174,272	$99.69	5/10/2027	—	$—	—	$—
Roberto Simon	—	—	—	$—	—	32,263	$4,556,503	16,006	$2,260,527
	2,547	5,104	—	$77.20	3/15/2026	—	$—	—	$—
	—	7,869	—	$104.95	3/20/2027	—	$—	—	$—
	—	—	87,136	$99.69	5/10/2027	—	$—	—	$—
Kenneth Janosick	1,365	685	—	$103.75	3/15/2025	14,370	$2,029,475	11,434	$1,614,824
	1,592	3,190	—	$77.20	3/15/2026	—	$—	—	$—
	—	5,621	—	$104.95	3/20/2027	—	$—	—	$—
	—	—	69,708	$99.69	5/10/2027	—	$—	—	$—
Scott Phillips	—	—	—	$—	—	16,085	$2,271,685	11,434	$1,614,824
	—	5,621	—	$104.95	3/20/2027	—	$—	—	$—
	—	—	69,708	$99.69	5/10/2027	—	$—	—	$—
Jeffrey Young	—	—	—	$—	—	5,650	$797,950	31,622	$4,465,975
	636	1,276	—	$77.20	3/15/2026	—	$—	—	$—
	—	2,810	—	$104.95	3/20/2027	—	$—	—	$—
	—	—	52,281	$99.69	5/10/2027	—	$—	—	$—

(1)	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.
(2)
Vests upon the attainment of specified stock price hurdles beginning on the third anniversary of the grant, being May 10, 2020, and ending on the fifth anniversary of the grant, being May 10, 2022. The stock price hurdles are as follows: (a) 50% of the total award vests if the closing stock price is at least $149.53 for 20 consecutive trading days during the two year period beginning May 10, 2020; (b) additional 25% of the total award vests if the closing stock price is at least $174.45 for 20 consecutive trading days during the two year period beginning May 10, 2020; and, (c) the final 25% of the total award vests if the closing stock price is at least $199.38 for 20 consecutive trading days during the two year period beginning May 10, 2020, in each instance so long at the recipient remains employed with the Company.

(3)	The following table shows the number of RSUs and PSUs by grant date, which have not yet vested as of December 31, 2017:

Name	Annual Grant RSUs and PSUs March 15, 2015 (#)	Annual Grant RSUs and PSUs March 15, 2016 (#)	Special Incentive PSU Grant September 15, 2016 (#)	Annual Grant RSUs March 20, 2017 (#)	Total (#)
Melissa D. Smith	3,356	40,961	—	10,161	54,478
Roberto Simon	—	27,442	—	4,821	32,263
Kenneth Janosick	719	10,400	—	3,251	14,370
Scott Phillips	—	—	14,180	1,905	16,085
Jeffrey Young	—	4,160	—	1,490	5,650

Grant Date	Stock Award Vesting Schedule
March 15, 2015	Annual Grant RSUs and PSUs vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.
March 15, 2016	Annual Grant RSUs vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.
March 15, 2016	Annual Grant PSUs vests at fifty percent of the total award on the second and third anniversaries of the grant date.
September 15, 2016	Special Incentive PSUs vests in full on the eighteenth month anniversary of the grant date.
March 20, 2017	Annual Grant RSUs vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.

(4)	Reflects the value as calculated based on the closing price of the Company's common stock ($141.23) on December 29, 2017.
(5)
These amounts represent the number of PSUs granted assuming maximum performance conditions are met. The following table shows the PSUs, by grant date, where achievement of the performance conditions have not yet been determined as of December 31, 2017:

Name	Special Incentive PSUs Grant March 15, 2016 (#)	Annual PSUs Grant March 20, 2017 (#)	Total (#)
Melissa D. Smith	—	37,732	37,732
Roberto Simon	—	16,006	16,006
Kenneth Janosick	—	11,434	11,434
Scott Phillips	—	11,434	11,434
Jeffrey Young	25,906	5,716	31,622

Grant Date	Stock Award Vesting Schedule
March 15, 2016	Vests in full on the third anniversary of the grant date.
March 20, 2017	Vests in full on the third anniversary of the grant date.

2017 OPTION EXERCISES AND STOCK VESTED
The following table represents stock options exercised and stock vested in 2017 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Melissa D. Smith	—	$—	38,572	$4,057,774
Roberto Simon	—	$—	6,253	$657,816
Kenneth Janosick	—	$—	11,657	$1,226,316
Scott Phillips	—	$—	—	$—
Jeffrey Young	—	$—	3,105	$326,646

2017 NONQUALIFIED DEFERRED COMPENSATION
The following table represents the amounts deferred by each of the named executive officers in the WEX Executive Deferred Compensation Plan, or EDCP, and the WEX Supplemental Investment & Savings Plan, or SERP. The SERP, which was frozen to new contributions on December 31, 2004, and EDCP are described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Melissa D. Smith	SERP	$—	$—	$22,238	$—	$120,635	(5)
	EDCP	$116,844	$70,106	$78,874	$60,204	$708,971
Roberto Simon	EDCP	$156,487	$31,297	$19,003	$—	$435,717
Kenneth Janosick	EDCP	$—	$—	$—	$—	$—
Scott Phillips	EDCP	$26,424	$15,854	$—	$—	$42,278
Jeffrey Young	EDCP	$—	$—	$—	$—	$—

(1)	The amounts shown in this column have been reported in Salary and Non-Equity Incentive Plan Compensation of the Summary Compensation Table.
(2)
Participant contributions to the WEX EDCP are matched on annual incentive compensation payments only. WEX matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award. The amounts shown in this column have been reported in the All Other Compensation column of the Summary Compensation Table.

(3)
Earnings on the SERP are included in the Summary Compensation Table for Ms. Smith. The company does not pay above-market interest rates on the EDCP, and thus earnings on the EDCP are not included in the Summary Compensation Table.

(4)
Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Melissa D. Smith	$—	$379,994	$294,624	$674,618
Roberto Simon	$—	$360,889	$55,555	$416,444
Kenneth W. Janosick	$—	$—	$—	$—
Scott Phillips	$—	$26,424	$15,854	$42,278
Jeff Young	$—	$—	$—	$—

(5)	Includes the earnings and balance on December 31, 2017 of the SERP, which is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.
During the year ended December 31, 2017, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2017. The investment alternatives in the EDCP are the same as those available under our 401(k) plan with the exception of the Ishares S&P 500 Index Fund, Vanguard Extended Market Index Fund and Retirement Reserves Money Fund. The comparable funds used in the 401(k) are the Northern Trust S&P 500, Northern Trust Extended Equity Market Index Fund

and Wells Fargo Stable Return Fund, respectively.

Rate of Return
SERP
Columbus Circle Investors LargeCap Growth	34.32%
Fidelity VIP Government Money Market	0.21%
General Fixed 5 Year	3.00%
Principal Global Investors Core Plus Bond	4.37%
Principal Global Investors Diversified Balanced	6.04%
Principal Global Investors Diversified International	28.52%
Principal Global Investors LargeCap Value	16.34%
Principal Global Investors MidCap	24.99%
Principal Government & High Quality Bond	1.45%
EDCP
The Oakmark Equity & Income Fund	14.46%
Deutsche Real Estate Securities Fund (A)	6.11%
American EuroPacific Growth Fund (R-4)	30.70%
Ishares S&P 500 Index Fund	21.68%
MFS Value Fund CL R4	17.74%
Oppenheimer Developing Markets Fund (A)	34.77%
PRIMECAP Odyssey Stock Fund	25.97%
Principal High Yield Fund	7.78%
MainStay Large Cap Growth Fund	32.39%
AllianceBerstein Discovery Value Fund	13.00%
Vanguard Extended Market Index Fund	18.11%
Wells Fargo Discovery Fund	29.48%
Metropolitan West Total Return Bond Fund	3.43%
T. Rowe Price Retirement Balance Inv	10.37%
T. Rowe Price 2005 Retirement	10.67%
T. Rowe Price 2010 Retirement	11.66%
T. Rowe Price 2015 Retirement	13.34%
T. Rowe Price 2020 Retirement	15.74%
T. Rowe Price 2025 Retirement	17.68%
T. Rowe Price 2030 Retirement	19.45%
T. Rowe Price 2035 Retirement	20.88%
T. Rowe Price 2040 Retirement	22.02%
T. Rowe Price 2045 Retirement	22.41%
T. Rowe Price 2050 Retirement	22.38%
T. Rowe Price 2055 Retirement	22.33%
T. Rowe Price 2060 Retirement	22.29%
Retirement Reserves Money Fund	0.22%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL BENEFITS
The Company provides employment agreements, severance benefits and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements and the WEX Inc. Executive Severance Pay and Change in Control Plan are intended to reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These provisions represent competitive severance and change of control benefits based upon the review by the Compensation Committee.
The Compensation Committee reviews these agreements and the WEX Inc. Executive Severance Pay and Change in Control Plan periodically to assess whether the total value to an executive remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Compensation Committee.
The following provisions are in effect as of December 31, 2017:

	Ms. Smith	Mr. Simon	Mr. Janosick	Mr. Young	Mr. Phillips
Basic Severance Benefit(1)
Severance Payment	1.5x base salary plus and 1x target bonus paid in a lump sum or over 12 months at the Company's election	1.5x base salary paid over an 18 month period plus prorata portion of bonus in a lump sum	1.5x base salary paid over an 18 month period		1.5x base salary paid over an 18 month period plus prorata portion of bonus payable in a lump sum
Accelerated Vesting of Equity	1 year	1 year(2)	None
Health Benefit Continuation	One-time lump-sum cash payment equal to twelve (12) times the value of the Company’s monthly share of the cost of coverage (i.e., premiums) for Participant’s group health coverage benefits.				Payment of 100% of the premium, including any additional administration fee, until the shorter of 12 months following termination date or the day COBRA eligibility ends.
Change in Control (CiC)(3) Severance Benefit
Double Trigger: (requires CiC and loss of comparable position)
Severance Payment	2x base salary and 2x target bonus paid over a 24 month period
Accelerated Vesting of Equity	100 percent (other than performance options which vest only if CiC price exceeds performance thresholds)		100 percent(4)
Health Benefit Continuation	One-time lump-sum cash payment equal to twenty four (24) times the value of the Company’s monthly share of the cost of coverage (i.e., premiums) for Participant’s group health coverage benefits.
Other Agreements(5)
Non-Compete(6)	2 years for without cause termination and constructive discharge with CiC; 1 year otherwise	1 year			2 years
Non-Solicitation(7)
Non-Disparagement(8)
Non-Disclosure(9)	Indefinitely
(1)
Basis severance benefit is payable in the case of the executive resigning for "good reason" or if the executive is terminated "without cause", as defined in the WEX Inc. Executive Severance Pay and Change in Control Plan.

(2)
The accelerated vesting of equity is with regard to the "New Hire RSU Award" only and for avoidance of any doubt no other equity awards shall accelerate in connection with the termination of Mr. Simon's employment with the Company due to either a 'Without Cause Termination' or a resignation for a 'Good Reason', as described in the Severance and Restrictive Covenant Agreement, in the absence of Change in Control, except to the extent specifically provided otherwise in the applicable award agreement.

(3)
"Change in Control" means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. If an executive terminates and receives benefits under the 2010 Equity and Incentive Plan, and then is rehired, subsequent benefits may not be paid and/or reimbursement of a portion of benefits already paid can be required.

(4)
Upon a “Change in Control” of the Company, if the surviving entity does not agree to assume the obligations set forth in the Award, then the Award shall become immediately and fully vested, subject to any terms and conditions set forth in the 2010 Equity and Incentive Plan or imposed by the Committee.

(5)
In connection with any separation of employment by an executive officer, the officer shall execute and not timely revoke a separation agreement and release, in a form acceptable to the Company, in order to receive the eligible benefits described.  Each separation agreement shall include terms relating to non-competition, non-solicitation, non-disparagement and non-disclosure, as well as a release of claims.  To the extent there is a violation of the restrictions or obligations in the separation agreement, the Company may cease future payments, obtain injunctive or other equitable relief or seek reimbursement of previously paid amounts, as well as any other remedies available to the Company under the WEX Inc. Executive Severance Pay and Change in Control Plan or applicable law.

(6)
Each of the executive officers has agreed to provisions which restrict the executive from performing any acts which advance the interests of any existing or prospective competitors of WEX during the period specified above.

(7)	Each of the executive officers has agreed to provisions which restrict the executive from soliciting customers or employees to terminate their relationship with the Company.
(8)
Each of the executive officers has agreed to provisions which restrict the executive officer from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(9)	Each of the executive officers has agreed to provisions which restrict the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
The following chart shows the payments to each named executive officer which would be made as a result of possible termination scenarios assuming each had occurred on December 31, 2017.

Named Executive Officer	Voluntary Termination or Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control With Termination ($)	Disability ($)	Death ($)
Melissa D. Smith
Acceleration of Equity Awards(1)	$—	$5,922,621	$10,685,537	$—	$10,685,537
Salary and Benefits Continuation	$—	$1,073,734	$1,447,469	$—	$—
Short Term Incentive Program	$—	$840,000	$1,680,000	$840,000	$840,000
Non-Qualified Plan(2)	$829,606	$829,606	$829,606	$829,606	$829,606
Total	$829,606	$8,665,961	$14,642,612	$1,669,606	$12,355,143
Roberto Simon
Acceleration of Equity Awards(1)	$—	$761,512	$5,453,483	$—	$5,453,483
Salary and Benefits Continuation	$—	$772,746	$1,045,493	$—	$—
Short Term Incentive Program	$—	$375,000	$750,000	$375,000	$375,000
Non-Qualified Plan(2)	$435,717	$435,717	$435,717	$435,717	$435,717
Total	$435,717	$2,344,975	$7,684,693	$810,717	$6,264,200
Kenneth W. Janosick
Acceleration of Equity Awards(1)	$—	$—	$2,793,533	$—	$2,793,533
Salary and Benefits Continuation	$—	$570,513	$776,027	$—	$—
Short Term Incentive Program	$—	$—	$511,000	$255,500	$255,500
Non-Qualified Plan(2)	$—	$—	$—	$—	$—
Total	$—	$570,513	$4,080,560	$255,500	$3,049,033
Scott Phillips
Acceleration of Equity Awards(1)	$—	$—	$2,626,307	$—	$2,626,307
Salary and Benefits Continuation	$—	$738,063	$1,001,127	$—	$—
Short Term Incentive Program	$—	$261,250	$522,500	$261,250	$261,250
Non-Qualified Plan(2)	$42,278	$42,278	$42,278	$42,278	$42,278
Total	$42,278	$1,041,591	$4,192,212	$303,528	$2,929,835
Jeff Young
Acceleration of Equity Awards(1)	$—	$—	$3,003,214	$—	$3,003,214
Salary and Benefits Continuation	$—	$682,221	$914,443	$—	$—
Short Term Incentive Program	$—	$—	$603,000	$301,500	$301,500
Non-Qualified Plan(2)	$—	$—	$—	$—	$—
Total	$—	$682,221	$4,520,657	$301,500	$3,304,714

(1)
For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 29, 2017, being $141.23. The officers identified above hold employee stock options that feature an exercise price of $103.75, $77.20 and $104.95.

(2)	As used in this table, Non-Qualified Plan Payout includes the participants' balances in their EDCP and SERP accounts.

Pay Ratio Disclosure

For 2017, our last completed fiscal year, the median annual total compensation of all employees, excluding our CEO, was $62,621 and the annual total compensation of our CEO was $10,847,606. Accordingly, the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 173:1.

This reflects analysis of our global workforce of 3,016 employees as of October 1, 2017, after excluding 120 employees (9 employees in Belgium, 12 employees in Netherlands, 21 employees in Norway, 33 employees in France and 45 employees in Italy), who in the aggregate represented approximately 3.98% of our overall employee population of 3,016. We used salary compensation to determine the median employee. Our estimate of salary for our full 2017 fiscal year included: (i) annual base salary and (ii) hourly salary rate times annual standard hours.

Our estimates were based on an analysis of the pay components and payrolls in each of the countries in which we operate. Cash compensation rates of employees paid in foreign currencies were converted into US dollars using foreign exchange conversion rates in effect on October 1, 2017 for the determination of the median and December 31, 2017 for the year-end actual total compensation.

Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c) (2)(x) of Regulation S-K.

The information disclosed in this section was developed and is provided solely to comply with specific, new legal requirements. We do not use this information in managing our company. We do not believe this information provides shareholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, nor for comparing our company with any other company in any meaningful respect.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about shares of common stock that may be issued under the Company's equity compensation plans as of December 31, 2017. The Company's only equity plan, the 2010 Equity and Incentive Plan, has been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (#)	Weighted-Average Exercise Price of Outstanding Options (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by Company security holders	1,723,404	97.70	1,617,334

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of the reports and written representations submitted to us, we believe that during 2017 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which WEX is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board's Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Corporate Governance Committee after full disclosure of the related person's interest in the transaction. The Corporate Governance Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
The Corporate Governance Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company's best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company's annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company's charter or By-Laws.
There were no relationships or related person transactions in 2017 which required review under the policy.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

ITEM 3.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
In accordance with its Board-approved charter, the Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s consolidated financial statements. The Audit Committee has selected Deloitte & Touche LLP, or “D&T,” as the independent registered public accounting firm for the Company’s fiscal year 2018. D&T has audited the Company’s consolidated financial statements since 2003. The Audit Committee oversees and is ultimately responsible for the audit fee negotiations associated with our retention of D&T. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee, through the Audit Committee Chair as its representative, is directly involved in the selection of D&T’s new lead engagement partner.
Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.
The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent external audit firm is in our best interests and those of our stockholders. If this proposal is not approved by our stockholders at the 2018 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.
We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Board of Directors appointed us as an audit committee to monitor the integrity of WEX’s consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Board, which is available through the investor’s page of the Company’s website at www.wexinc.com.
Our committee consisted of four non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules and Rule 10A-3 under the Securities Exchange Act of 1934. WEX’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WEX’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by WEX’s management and independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of D&T, the Company’s independent registered public accounting firm for fiscal year 2017, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2017. We met with them, with and without WEX management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of WEX’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2017 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2018.
We discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of WEX’s accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.
In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed the disclosures with our independent registered accounting firm, as well as other matters relevant to their independence from management and WEX. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.
Based on our review and these meetings, discussions and reports, we recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2017 be included in the Annual Report on Form 10-K.
THE AUDIT COMMITTEE
Regina O. Sommer, Chair
John E. Bachman
George L. McTavish
Kirk Pond

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDITOR SELECTION AND FEES
Auditor Selection
The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2018 fiscal year. D&T has served as the Company’s independent registered public accountant since our initial public offering.
Audit Fees
The following is a description of the fees billed to the Company by D&T for audits of the years ended December 31, 2017 and 2016:

	December 31,
	2017	2016
Audit Fees(1)	$6,112,395	$4,998,958
Audit-Related Fees(2)	275,295	248,747
Tax Fees(3)	25,682	40,000
Total	$6,413,372	$5,287,705

(1)
These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our foreign entities.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the WEX Inc. Employee Savings Plan and SSAE 16 Report.
(3)	These are the aggregate fees for professional services by D&T in connection with domestic tax audit support.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable NYSE and SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c) (4) of Regulation S-X). The Chair of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.
Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

OTHER BUSINESS
We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy, then, Melissa D. Smith or Roberto Simon will vote your shares on those matters according to her or his best judgment.

INFORMATION ABOUT VOTING PROCEDURES
How is my vote counted?

You may vote “for” or “against” or “abstain” from voting for each director nominee. If you abstain from voting on the nomination of any director nominee, it will not count as a vote “for” or “against” the nominee. Broker non-votes will not count as a vote “for” or “against” the nominee.

You may vote “for” or “against” or “abstain” from voting on the proposals regarding the advisory vote on executive compensation and ratification of the independent registered public accounting firm. If you abstain from voting on either of these proposals, it will have the same effect as a vote “against” the proposal.
If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the three named nominees for director,

•	for the approval of an advisory (non-binding) vote on the compensation of our named executive officers,

•	for the ratification of Deloitte & Touche LLP as the auditors, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
How many votes are required for the election of directors?
Under our By-Laws, a nominee will be elected to the Board of Directors if the votes cast "for" the nominee's election exceed the votes cast "against" the nominee's election, with abstentions and "broker non-votes" not counting as votes "for" or "against." If an uncontested incumbent director nominee receives a majority of votes "against" his election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the stockholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors' decision and its reasoning with regard to the offered resignation.
How many votes are needed to approve the advisory (non-binding) vote on the compensation of our named executive officers and to ratify the selection of the independent registered public accounting firm?
The affirmative vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote on the proposal is required for the approval of the advisory (non-binding) vote on the compensation of the named executive officers and the approval of the ratification of the selection of the independent registered public accounting firm. An abstention will be included in the denominator for purposes of determining the number of affirmative votes required for approval. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. A government-issued photo identification such as a driver's license, state-issued ID card or passport, will be required. Please note that if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your stock ownership in the Company as of the record date to be allowed into the meeting. You may obtain directions to the location of our Annual Meeting by writing, emailing or calling our Investor Relations department at, email: investors@wexinc.com, or telephone: (866) 230-1633.
What is the difference between a "stockholder of record" and a "beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through American Stock Transfer & Trust Company, LLC, our transfer agent, you are a "stockholder of record" or registered stockholder. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name."

What is a Broker Non-Vote?
A broker is entitled to vote shares held for a stockholder on "discretionary" matters without instructions from the beneficial owner of those shares. However, if a beneficial owner does not provide timely instructions, the broker does not have the authority to vote on any "non-discretionary" proposals at the Annual Meeting and a "broker non-vote" would occur. The only matter at the 2018 Annual Meeting that is "discretionary" is the ratification of our independent registered public accounting firm. The other matters are "non-discretionary." Please instruct your broker how to vote your shares using the voting instruction form provided by your broker or following any instructions provided by your broker regarding your ability to vote by telephone or through the Internet.
What if I do not vote?
The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other nominee, who is the holder of record, may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, under stock exchange rules, if applicable, your bank, broker or other nominee will be able to vote your shares in its discretion regarding the ratification of the Company's independent auditors. However, under stock exchange rules, if applicable, your bank, broker or other nominee will not be able to vote your shares in its discretion in the election of directors or, the advisory (non-binding) vote on the compensation of our named executive officers. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.
What if I change my mind after I submit my proxy?
If your stock is registered in your name, you may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting
If you hold your stock in "street name," you should follow the instructions provided by your bank, broker or other nominee.
Your attendance at the meeting alone will not automatically revoke your proxy.
What happens if a director nominee is unable to stand for election?
The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than three nominees.
What constitutes a quorum?
In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.
Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What is the effect of not submitting my proxy if my shares are held in the WEX Inc. Employee Savings Plan?
The trustee for the WEX Inc. Employee Savings Plan, which is often referred to as the 401(k) plan, will not vote the shares of participants who do not give specific instructions as to how those shares should be voted. As a result, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
What does it mean if I receive more than one proxy card?
It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.

Where do I find voting results of the meeting?
We will announce preliminary voting results at the annual meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy of the current report on Form 8-K electronically on our website or through the SEC's website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.
Who pays the cost for proxy solicitation?
The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has hired Laurel Hill Advisory Group, to assist it in preparing for its annual meeting. The Company will bear the entire cost of Laurel Hill, including the payment of fees of approximately $6,500, plus reasonable expenses and other incremental charges, for its services. Although the Company does not presently intend to use Laurel Hill to solicit votes, employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. To the extent the Company deems it advisable, it will ask Laurel Hill to also solicit votes. Employees do not receive additional compensation for soliciting proxies. The Company will use Laurel Hill to advise it in connection with assessing the impact of the votes cast during the solicitation period.
How do I submit a stockholder proposal or director nominee for next year’s annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2019 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 25, 2018. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 11, 2019, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting of stockholders.
If a stockholder wishes to present a proposal before the 2019 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received no earlier than January 11, 2019, nor later than February 10, 2019. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 11, 2019, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company's By-Laws contain specific procedural requirements regarding a stockholder's ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wexinc.com, under the Corporate Governance tab.
What is "householding"?
"Householding" means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their consent and certain other conditions are met.
Some households with multiple stockholders already may have provided the Company with their consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.
We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:
WEX Inc.
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.

What is meant by "incorporation by reference"?
"Incorporation by reference" means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Information on the corporate websites referred to in this proxy statement is not incorporated into this proxy statement. Based on SEC rules, the sections entitled "Audit Committee Report" and the "Compensation Committee Report," of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company's common stock.
How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?
Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:
WEX Inc.
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
- or -

•	call the Investor Relations department at (866) 230-1633
If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please contact our Investor Relations office.
If you require copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wexinc.com or contact our Investor Relations office.
How do I request a copy of your annual report on Form 10-K?
We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
CHIEF LEGAL OFFICER

April 24, 2018
SOUTH PORTLAND, MAINE

Appendix A

Reconciliation of performance measures to reported results for STIP, LTIP and Adjusted Net Income are located below.

(in thousands)	2017 STIP Compensation Operating Income	2017 STIP PPG Adjusted Revenue
2017 results as reported on a US GAAP Basis	$239,270	$1,250,548
Unrealized gains (losses) on derivative instruments	$—	$—
Net foreign currency remeasurement gains	$—	$—
Acquisition-related intangible amortization	$153,810	$—
Other acquisition and divestiture related items	$5,000	$—
Stock-based compensation	$30,487	$—
Restructuring and other costs	$11,129	$—
Impairment charges and asset write-offs	$44,171	$—
Gain on divestiture	$(20,958)	$—
Debt restructuring and debt issuance cost amortization	$2,563	$—
Non-cash adjustments related to tax receivable agreement	$—	$—
ANI adjustments attributable to non-controlling interests	$—	$—
Tax related items	$—	$—
2017 results per adjusted reporting basis	$465,472	$1,250,548
Adjustment to 2017 actual for 2017 budget fuel prices	$(5,450)	$(6,111)
Adjustment to 2017 actual for 2017 foreign exchange rates	$(3,167)	$(9,194)
Adjustments for unbudgeted accounting reclassifications and results	$(2,797)	$(6,828)
Adjusted for compensation attainment purposes	$454,059	$1,228,415

(in thousands)	2016 LTIP - EPS	2017 LTIP - EPS	Total LTIP - EPS	2016 LTIP - Revenue	2017 LTIP - Revenue	Total LTIP - Revenue
2017 Results as reported on a US GAAP Basis	$1.48	$3.72	$5.20	$1,018,460	$1,250,548	$2,269,008
Unrealized gains on derivative instruments	$(0.19)	$(0.03)	$(0.22)	$—	$—	$—
Net foreign currency remeasurement	$0.19	$(0.69)	$(0.50)	$—	$—	$—
Acquisition-related ticking fees	$0.73	$—	$0.73	$—	$—	$—
Acquisition-related intangible amortization	$2.39	$3.57	$5.96	$—	$—	$—
Other acquisition and divestiture related items	$0.51	$0.12	$0.63	$—	$—	$—
Stock-based compensation	$0.48	$0.71	$1.19	$—	$—	$—
Restructuring and other costs	$0.34	$0.26	$0.60	$—	$—	$—
Impairment charges and asset write-offs	$—	$1.02	$1.02	$—	$—	$—
Gain on divestiture	$—	$(0.49)	$(0.49)	$—	$—	$—
Vendor settlement	$0.38	$—	$0.38	$—	$—	$—
Debt restructuring and debt issuance cost amortization	$0.31	$0.24	$0.55	$—	$—	$—
Non-cash adjustments related to tax receivable agreement	$0.01	$(0.35)	$(0.34)	$—	$—	$—
ANI adjustments attributable to non-controlling interests	$(0.06)	$(0.04)	$(0.10)	$—	$—	$—
Tax related items	$(1.95)	$(2.63)	$(4.58)	$—	$—	$—
2017 results per adjusted reporting basis	$4.62	$5.41	$10.03	$1,018,460	$1,250,548	$2,269,008
Adjustment to 2016 & 2017 actual to remove Fuel Sensitive Revenue	$—	$—	$—	$(323,307)	$(410,602)	$(733,908)
Adjustments for unbudgeted accounting reclassifications	$—	$0.19	$0.19	$—	$30,900	$30,900
Adjusted for compensation attainment purposes	$4.62	$5.60	$10.22	$695,153	$870,846	$1,566,000

	Earnings Attributable to WEX Adjusted Net Income
(in thousands)	2015	2016	2017
Results as reported on a US GAAP Basis	$101,904	$60,637	$160,266
Unrealized gains (losses) on derivative instruments	$35,962	$(7,901)	$(1,314)
Net foreign currency remeasurement	$5,689	$7,665	$(29,919)
Acquisition & divestiture related items	$51,929	$148,753	$158,810
Gain on divestiture	$(1,215)	$—	$(20,958)
Stock-based compensation	$12,420	$19,742	$30,487
Restructuring and other costs	$9,010	$13,995	$11,129
Impairment charges and asset write-offs	$—	$—	$44,171
Vendor settlement	$—	$15,500	$—
Debt restructuring, debt issuance cost amortization, and other debt	$3,097	$12,673	$10,519
Non-cash adjustments related to tax receivable agreement	$(2,145)	$563	$(15,259)
Regulatory reserve	$1,750	$—	$—
ANI adjustments attributable to non-controlling interests	$4,996	$(2,583)	$(1,563)
Tax related items	$(32,286)	$(79,834)	$(113,327)
Results per adjusted reporting basis	$191,111	$189,210	$233,042

0

WEX INC.

2018 ANNUAL MEETING OF STOCKHOLDERS - May 11, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Melissa D. Smith and Roberto R. Simon as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of WEX Inc. which the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Stockholders scheduled to be held at the WEX Inc. Long Creek Campus offices, at 225 Gorham Road, South Portland, Maine 04106, on Friday, May 11, 2018, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.

This proxy will be voted as specified, or if you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted as follows: for the three named nominees for director; for the approval of the Company's executive compensation of its named executive officers; and, for the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm. If you sign and submit this proxy, Melissa D. Smith and Roberto R. Simon are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

WEX INC.

May 11, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING TO BE HELD ON MAY 11, 2018:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003330303000000000 2 051118

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each nominee.

1. Election of Directors: To elect three directors for three-year terms.

	FOR	AGAINST	ABSTAIN
John E. Bachman	☐	☐	☐
Regina O. Sommer	☐	☐	☐
Jack VanWoerkom	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

	FOR	AGAINST	ABSTAIN
2. Advisory (non-binding) vote to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.